INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MOOG Inc.

(Name of Registrant as Specified In Its Charter)

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MOOG INC., EAST AURORA, NEW YORK 14052

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Moog Inc. will be held in the Auditorium of the Albright-Knox Art Gallery, 1285 Elmwood Avenue, Buffalo, New York, on Wednesday, January 9, 2013, at 9:15 a.m., for the following purposes:

1.    To elect THREE directors of the Company, one of whom will be a Class A director elected by the holders of Class A shares to serve a three-year term expiring in 2016, one of whom will be a Class B director elected by the holders of Class B shares to serve a three-year term expiring in 2016, and one of whom will be a Class B director elected by the holders of Class B shares to serve a one-year term expiring in 2014, or until the election and qualification of their successors.

2.    To consider and ratify the selection of Ernst & Young LLP, independent registered certified public accountants, as auditors of the Company for the 2013 fiscal year.

3.    To consider and approve an amendment to the Moog Inc. 2008 Stock Appreciation Rights Plan.

4.    To consider and transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on November 28, 2012 as the record date for determining which shareholders shall be entitled to notice of and to vote at such meeting.

SHAREHOLDERS WHO WILL BE UNABLE TO BE PRESENT PERSONALLY MAY ATTEND THE MEETING BY PROXY. SHAREHOLDERS WHO WILL VOTE BY PROXY ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY OR USE THE INTERNET OR TELEPHONE VOTING OPTIONS AS DESCRIBED ON THE PROXY CARD. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors

JOHN B. DRENNING, Secretary

Dated:	East Aurora, New York
December 13, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 9, 2013:

This proxy statement and the 2012 Annual Report to Shareholders are available for review online at http://www.moog.com/Home/Investors.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

TO BE HELD IN THE AUDITORIUM OF THE ALBRIGHT-KNOX ART GALLERY

1285 ELMWOOD AVENUE, BUFFALO, NEW YORK

ON JANUARY 9, 2013

This Proxy Statement is furnished to shareholders of record on November 28, 2012 by the Board of Directors of Moog Inc. (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders on Wednesday, January 9, 2013, at 9:15 a.m., and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy will be mailed to shareholders on or about December 13, 2012.

If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions thereon. Unless otherwise specified, the proxy will be deemed to confer authority to vote the shares represented by the proxy in accordance with the recommendations of the Board of Directors.

Any proxy given pursuant to this solicitation may be revoked by the person giving it insofar as it has not been exercised. Any revocation may be made in person at the meeting, or by submitting a proxy bearing a date subsequent to that on the proxy to be revoked, or by written notification to the Secretary of the Company.

GENERAL

The Board of Directors has fixed the close of business on November 28, 2012 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On November 28, 2012, the Company had outstanding and entitled to vote, a total of 41,399,580 shares of Class A common stock (“Class A shares”) and 4,398,617 shares of Class B common stock (“Class B shares”). Holders of a majority of each of the Class A and Class B shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the meeting.

Holders of Class A shares are entitled to elect at least 25% of the Board of Directors, rounded up to the nearest whole number, so long as the number of outstanding Class A shares is at least 10% of the number of outstanding shares of both classes of common stock. Currently, the holders of Class A shares are entitled, as a class, to elect three directors of the Company, and the holders of the Class B shares are entitled, as a class, to elect the remaining eight directors. Other than on matters relating to the election of directors or as required by law, where the holders of Class A shares and Class B shares vote as separate classes, the record holder of each outstanding Class A share is entitled to a one-tenth vote per share, and the record holder of each outstanding Class B share is entitled to one vote per share on all matters to be brought before the meeting.

The Class A directors and the Class B directors will be elected by a plurality of the votes cast by the respective class. The ratification of the auditors, the approval of an amendment to the 2008 Stock Appreciation Rights Plan, and other matters submitted to the meeting that would not require a separate class vote by law may be adopted by a majority of the Class A and Class B votes cast in favor or against the proposal, a quorum of holders of 22,899,099 votes of Class A shares and Class B shares being present.

Shares held in a brokerage account or by another nominee are considered held in “street name” by the shareholder. A broker or nominee holding shares for a shareholder in “street name” may not vote on matters relating to the election of directors or a material increase in the shares available under an equity-compensation plan, unless the broker or nominee receives specific voting instructions from the shareholder. As a result, absent specific instructions, brokers or nominees may not vote a shareholder’s shares on Proposal 1, the election of directors, and on Proposal 3, the amendment to the Moog Inc. 2008 Stock Appreciation Rights Plan. Such shares will be considered “broker non-votes” for such proposal. Broker non-votes in connection with the election of one or more nominees for director will not be counted and will have no effect. Therefore, it is particularly important for shareholders holding shares in “street name” to instruct their brokers as to how they wish to vote their shares. In accordance with New York law, abstentions and broker non-votes are not counted in determining the votes cast in favor or against Proposal 2, the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the 2013 fiscal year, or Proposal 3, the amendment to the Moog Inc. 2008 Stock Appreciation Rights Plan.

CERTAIN BENEFICIAL OWNERS

Security Ownership

The only persons known by the Company to own beneficially more than five percent of the Class A shares or Class B shares as of November 28, 2012 are set forth below.

	Class A Common Stock		Class B Common Stock (1)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Columbia Wanger Asset Management, LLC (2)	4,043,140	9.8	–0–	–0–
227 W. Monroe Street
Chicago, IL 60606

Capital Research Global Investors (2)	4,033,435	9.7	–0–	–0–
333 South Hope St. 55th FLE
Los Angeles, California 90071

Blackrock, Inc (2).	3,739,884	9.0	–0–	–0–
40 East 52nd Street
New York, NY 10022

FMR LLC (2)	3,191,242	7.7	–0–	–0–
82 Devonshire Street
Boston, MA 02109

The Vanguard Group, Inc (2).	2,551,288	6.2	–0–	–0–
100 Vanguard Blvd.
Malvern, PA 19355

Wellington Management (2)	2,271,514	5.5	–0–	–0–
280 Congress Street
Boston, MA 02210

Moog Inc. Retirement Savings Plan (3)	736,028	1.8	1,967,671	44.7
c/o Moog Inc.
Jamison Rd.
East Aurora, NY 14052

All directors and officers as a group (4)	1,186,141	2.9	246,858	5.6
(See Proposal 1 — “Election of Directors”,
Particularly footnotes 2 and 18 to the table beginning on page 6)

Moog Inc. Employee Retirement Plan (5)	149,022	0.4	1,001,034	22.8
c/o Moog Inc.
Jamison Rd.
East Aurora, NY 14052

Moog Stock Employee Compensation Trust (6)	–0–	–0–	406,831	9.2
c/o Moog Inc.
Jamison Rd.
East Aurora, NY 14052

(1)	Class B shares are convertible into Class A shares on a share-for-share basis.

(2)	These holdings are based on the most recent filings in compliance with the Securities and Exchange Commission Regulations 13D-13G and are updated for any ownership filings thereafter.

(3)

These shares are allocated to individual participants under the Plan and are voted by JPMorgan Chase, New York, New York, the Trustee as of the record date, as directed by the participants to whom such shares are allocated. Any allocated shares as to which voting instructions are not received will be voted in accordance with instructions on the proxy card. As of November 28, 2012, 11,294 of the allocated Class A shares and 60,429 of the allocated Class B shares were allocated to accounts of officers and are included in the share totals for “All directors and officers as a group.”

(4)	See the table and related footnotes appearing on pages 6-9 containing information concerning the shareholdings of directors and officers of the Company.

(5)	Shares held are voted by the Trustee, Manufacturers and Traders Trust Company, Buffalo, New York, as directed by the Moog Inc. Retirement Plan Committee.

(6)

The Moog SECT acquires Class A shares and Class B shares that become available for subsequent use in the Moog Inc. Retirement Savings Plan or other Moog Inc. employee benefit plans. The Trust will terminate on the earlier of (a) the date the Trust no longer holds any assets or (b) a date specified in a written notice given by the Board of Directors to the Trustee. During the 2012 fiscal year, the Moog SECT purchased 46,756 Class B shares from, and sold 48,579 Class B shares to, the Moog Inc. Retirement Savings Plan.

The Trustee of the Moog SECT is G. Wayne Hawk. The Trustee’s powers and rights include, among others, the right to retain or sell SECT assets; borrow from the Company upon direction from an administrative committee and enter into related loan agreements; vote or give consent with respect to securities held by the Moog SECT in the Trustee’s sole discretion; employ accountants and advisors as may be reasonably necessary; utilize a custodian to hold, but not manage or invest, assets held by the Moog SECT; and consult with legal counsel.

Moog Family Agreement as to Voting

The Moog Family Agreement as to Voting is among certain relatives of the late Jane B. Moog including her son-in-law, Richard A. Aubrecht. The Agreement relates to 159,840 Class A shares and 155,353 Class B shares, owned of record or beneficially by members of the Moog family who are party to the Agreement, as well as 57,945 Class A shares and 57,780 Class B shares held by Richard A. Aubrecht. Those relatives who were a party to the Agreement granted an irrevocable proxy covering all or some of that party’s shares to a committee which is required to take all action necessary to cause all shares subject to the Agreement to be voted as may be determined by the vote of two-thirds of the committee members. The Agreement contains restrictions on the ability of any party to remove shares of stock from the provisions of the Agreement, to transfer shares or to convert Class B shares to Class A shares. The Agreement continues in force until December 31, 2015 and is automatically renewed thereafter from year to year unless any party to the Agreement gives notice of election to terminate the Agreement.

Section 16 Beneficial Ownership Reporting Compliance

Except as noted below, during the 2012 fiscal year, the executive officers and directors of the Company timely filed with the Securities and Exchange Commission the required reports regarding their beneficial ownership of Company securities. The sale of Class A shares in March 2012 by Sasidhar Eranki, a Vice President of the Company, and in June 2012 by Harald Seiffer, a Vice President of the Company, were reported on late Form 4 filings.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors is comprised of two classes of directors, Class A directors and Class B directors, elected by holders of Class A shares and holders of Class B shares, respectively. Within each class of directors there exist three subclasses, such that one of the three subclasses of that class of directors is elected annually to serve a three-year term.

Three directors are to be elected at the meeting, of which one is to be Class A director elected by the holders of the outstanding Class A shares, and two of whom are to be Class B directors elected by the holders of the outstanding Class B shares. Two of the nominees will be elected to hold office until 2016, and a third will be elected to hold office until 2014, or until the election and qualification of their successors. The persons named in the enclosed proxy will vote Class A shares for the election of the Class A nominee named in the following table, and Class B shares for the election of the Class B nominees named in the following table, unless the proxy directs otherwise. In the event any of the nominees should be unable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. It is not expected that any of the nominees will be unable to serve.

Nominees, Directors and Named Executives

Certain information regarding nominees for Class A and Class B directors, as well as those directors whose terms of office continue beyond the date of the 2013 Annual Meeting of Shareholders, and named executives, including their beneficial ownership of equity securities as of November 28, 2012, is set forth in the following table. Unless otherwise indicated, each person held various positions with the Company for the past five years and has sole voting and investment power with respect to the securities beneficially owned. Beneficial ownership includes securities which could be acquired pursuant to currently exercisable options or stock appreciation rights, or options or SARs that become exercisable within 60 days of November 28, 2012.

The Company’s current Board members share certain characteristics, experience and skills that are critical to effective board membership. These include: sound business judgment essential to intelligent and effective decision-making; experience at the policy-making level; relevant educational background; integrity and honesty; and the ability to work collaboratively. Furthermore, board members have specific employment and leadership experiences, knowledge and skills that qualify them to serve on the Board, as described in their biographies.

All of the nominees have previously served as directors and have been elected as directors at prior annual meetings.

The Board of Directors recommends a vote FOR the election as Directors the Nominees listed below.

	Age	First Elected Director	Shares of Common Stock
			Class A	Percent of Class	Class B	Percent of Class
Nominees for Class B Director — Term Expiring in 2014
Kraig M. Kayser (1)(2)	52	1998	28,337	*	–0–	*

Nominees for Class B Director — Term Expiring in 2016
Robert H. Maskrey (3)	71	1998	44,043	*	53,534	1.2

Nominee for Class A Director — Term Expiring in 2016
Albert F. Myers (4)	66	1997	30,740	*	–0–	*

Class B Directors — Continuing in Office
Term Expiring in 2015
Richard A. Aubrecht (5)(6)	68	1980	126,421	*	92,880	2.1
Peter J. Gundermann (7)	50	2009	303	*	–0–	*
William G. Gisel Jr. (8)	60	2012	–0–	*	–0–	*

Term Expiring in 2014
Joe C. Green (9)	71	1986	139,149	*	–0–	*
Robert T. Brady (10)(11)	71	1984	204,602	*	75,492	1.7
John R. Scannell (12)	49	2012	66,503	*	1,037	*

Class A Directors — Continuing in Office
Term Expiring in 2014
Raymond W. Boushie (13)	72	2004	8,197	*	–0–	*

Term Expiring in 2015
Brian J. Lipke (14)	61	2003	8,197	*	–0–	*

Named Executives
Donald R. Fishback (15)	56	n/a	55,983	*	119	*
Lawrence Ball (16)	58	n/a	75,228	*	6,663	*
Warren C. Johnson (17)	53	n/a	106,045	*	–0–	*
All directors and officers as a group (twenty-four persons) (18)			1,186,141	2.9	246,858	5.6

*	Does not exceed one percent of class.

(1)

Mr. Kayser is President and Chief Executive Officer of Seneca Foods Corporation headquartered in Marion, NY, with annual revenues exceeding $1.2 billion. Prior to assuming his current position in 1993, Mr. Kayser was Seneca Food’s CFO. He received a B.A. from Hamilton College and an M.B.A. from Cornell University. The Company believes Mr. Kayser’s financial and business expertise, including an in-depth understanding of the preparation and analysis of financial statements, and experience as President of a large publicly traded corporation, makes him highly qualified to serve as a director. Mr. Kayser’s beneficial ownership of Class A shares includes 7,838 shares related to options and 359 shares related to SARs currently exercisable or which become exercisable within 60 days of November 28, 2012.

(2)

Does not include 152,000 Class A shares and 80,000 Class B shares held in a Seneca Foods Corporation pension plan for which Mr. Kayser is one of three trustees as well as one of a number of beneficiaries. Also not included are 14,937 Class A shares owned by the Seneca Foods Foundation, of which Mr. Kayser is a director.

(3)

Mr. Maskrey joined the Company in 1964, retiring on October 1, 2005. He served in a variety of capacities, including as Vice President and General Manager of the Aircraft Controls Division. In 1999, he was elected Executive Vice President and Chief Operating Officer, the position he held at retirement. Mr. Maskrey received his B.S. and M.S. in Mechanical Engineering from the Massachusetts Institute of Technology. The Company believes Mr. Maskrey’s extensive managerial experience in various capacities at both the officer and director level, coupled with his in-depth understanding of the Company’s operations make him highly qualified to serve as a Director. Mr. Maskrey’s beneficial ownership of Class A shares includes 4,614 shares related to options and 359 shares related to SARs currently exercisable or which become exercisable within 60 days of November 28, 2012.

(4)

Mr. Myers retired in 2006 as Corporate Vice President of Strategy and Technology for Northrop Grumman Corporation. Formerly Vice President and Treasurer, Mr. Myers joined Northrop in 1981. He received his B.S. and M.S. degrees in Mechanical Engineering from the University of Idaho and a M.S. degree from the Alfred P. Sloan School at the Massachusetts Institute of Technology. The Company believes Mr. Myers’ in-depth understanding of the aerospace industry, tenure at Northrop Grumman Corporation and his understanding of the preparation and analysis of financial statements make him highly qualified to serve as a Director. Mr. Myer’s beneficial ownership of Class A shares includes 7,838 shares related to options and 359 shares related to SARs currently exercisable or which become exercisable within 60 days of November 28, 2012.

(5)

Dr. Aubrecht began his career with the Company in 1969, working in various engineering capacities, going on to serve as Administrative Vice President and Secretary, Chairman of the Board, and in 1996 as Vice Chairman of the Board and Vice President of Strategy and Technology. Dr. Aubrecht studied at the Sibley School of Mechanical Engineering at Cornell University where he received his B.S., M.S. and Ph.D. degrees. The Company believes Dr. Aubrecht’s extensive technical, management and operating experience gained through his many years of service to the Company make him highly qualified to serve as a Director. Dr. Aubrecht’s beneficial ownership of Class A shares includes 55,316 shares related to options and 3,192 shares related to SARs currently exercisable or which become exercisable within 60 days of November 28, 2012.

(6)	Nancy Aubrecht, Dr. Aubrecht’s spouse, is the beneficial owner of 40,077 Class A shares and 3,708 Class B shares which are not included in the numbers reported.

(7)

Mr. Gundermann is President and Chief Executive Officer of Astronics Corporation, a publicly traded aerospace and defense company, a position he has held since 2003. Mr. Gundermann has been a director of Astronics since 2000 and has been with Astronics since 1988. Astronics is headquartered in East Aurora, NY, with annual revenues of approximately $228 million. He received a B.A. in Applied Mathematics and Economics from Brown University and an M.B.A. from Duke University. The Company believes Mr. Gundermann’s in-depth understanding of the aerospace and defense industry and his significant high level management experience as President and Chief Executive Officer of Astronics Corporation make him highly qualified to serve as a Director. Mr. Gundermann’s beneficial ownership of Class A shares includes 303 shares related to SARs currently exercisable or which become exercisable within 60 days of November 28, 2012.

(8)

Mr. Gisel is President and Chief Executive Officer of Rich Products Corporation, headquartered in Buffalo, N.Y., with annual revenues of approximately $3.0 billion. He earned a B.A. from Williams College and a Juris Doctorate from the Emory University School of Law. Mr. Gisel started his career at Bankers Trust Company in 1974, and after completing law school in 1978, he joined Phillips Lytle LLP as an Associate in the firm’s litigation department. Mr. Gisel joined Rich Products in 1982, serving as the company’s first General Counsel. In 1988, Mr. Gisel was named Vice President of the International Division. In 1996, he assumed the position of President of Rich’s Food Group and Chief Operating Officer. In 2006, he was appointed Chief Executive Officer. Mr. Gisel also has an M.B.A. from the University of Rochester William E. Simon Graduate School of Business Administration. The Company believes Mr. Gisel’s experience as President and Chief Executive Officer of a large, multi-national company makes him highly qualified to serve as a Director.

(9)

Mr. Green began his career at the Company in 1966 and has been Executive Vice President and Chief Administrative Officer since 1988. Before joining the Company, Mr. Green worked for General Motors Institute and served as a Captain in the U.S. Army. Mr. Green received his B.S. from Alfred University in 1962 and completed graduate study in Industrial Psychology at Heidelberg University in Germany. The Company believes Mr. Green’s extensive managerial experience and his in-depth understanding of the Company’s operations gained over 46 years as an employee of the Company make him highly qualified to serve as a Director. Mr. Green’s beneficial ownership of Class A shares includes 92,613 shares related to options and 3,192 shares related to SARs currently exercisable or which become exercisable within 60 days of November 28, 2012.

(10)

Mr. Brady has worked at the Company since 1966 in positions that have encompassed finance, production and operations management. He was elected a director in 1984, became President and CEO in 1988, and was elected Chairman of the Board in 1996. On December 1, 2011, Mr. Brady stepped down as CEO and will continue to serve as Executive Chairman until his term expires in January 2014. Prior to joining Moog, Mr. Brady served as an officer in the U.S. Navy. Mr. Brady received his B.S. from the Massachusetts Institute of Technology in 1962 and received his M.B.A. from Harvard Business School in 1966. The Company believes Mr. Brady has demonstrated his ability to lead and grow the Company over 45 years of increased managerial responsibility and long tenure as President and CEO. His in-depth knowledge of the Company’s operations, and the industries in which the Company operates, makes Mr. Brady highly qualified to serve as a Director. Mr. Brady’s beneficial ownership of Class A shares includes 135,000 shares related to options and 4,203 shares related to SARs currently exercisable or which become exercisable within 60 days of November 28, 2012, and includes 36,991 Class A and 40,492 Class B shares pledged as collateral to secure personal indebtedness.

(11)	Ann Brady, Mr. Brady’s spouse, owns 56,828 Class A shares and 25,747 Class B shares, which are not included in the numbers reported.

(12)

Mr. Scannell joined Moog in 1990 as an Engineering Manager of Moog Ireland and later moved to Germany to become Operations Manager of Moog GmbH. In 1999, he became the General Manager of Moog Ireland, and in 2003 moved to the Aircraft Group in East Aurora, NY as the Boeing 787 Program Manager. He was named Director of Contracts and Pricing in 2005. Mr. Scannell was elected Vice President of the Company in 2005 and Chief Financial Officer in 2007, a position he held until December 2, 2010, at which time he was appointed President and Chief Operating Officer. On November 30, 2011, Mr. Scannell was elected Chief Executive Officer. The Company believes Mr. Scannell’s range of management experience in engineering, operations management, contracts and finance, along with his in-depth knowledge of the Company’s markets, products and technologies, make him highly qualified to serve as a Director. In addition to an M.B.A. from Harvard Business School, Mr. Scannell holds B.S. and M.S. degrees in Electrical Engineering from University College Cork, Ireland. Mr. Scannell’s beneficial ownership of Class A shares includes 41,936 shares related to options and 3,192 shares related to SARs currently exercisable or which become exercisable within 60 days of November 28, 2012.

(13)

Mr. Boushie retired in 2005 as President and CEO of Crane Co.’s Aerospace & Electronics segment, a position he held since 1999. Previously he was President of Crane’s Hydro-Aire operation. Mr. Boushie has a B.A. from Colgate University and has completed graduate work at the University of Michigan and the Wharton School of Finance at the University of Pennsylvania. The Company believes Mr. Boushie’s in-depth understanding of the aerospace industry, evidenced by his past service as President of Crane Co.’s Aerospace & Electronics segment and his understanding of the preparation and analysis of financial statements, make him highly qualified to serve as a Director. Mr. Boushie’s beneficial ownership of Class A shares includes 4,614 shares related to options and 359 shares related to SARs currently exercisable or which become exercisable within 60 days of November 28, 2012.

(14)

Mr. Lipke is the Chairman of the Board and Chief Executive Officer of Gibraltar Industries, Inc., headquartered in Buffalo, NY, with annual revenues of approximately $770 million. Mr. Lipke started his career with Gibraltar in 1972, became President in 1987 and Chairman of the Board in 1993. Mr. Lipke attended the SUNY College of Technology at Alfred and the University of Akron. The Company believes Mr. Lipke’s extensive managerial experience at both the officer and director level, reflected by his current tenure as Chairman of the Board and Chief Executive Officer of Gibraltar Industries, Inc., makes him highly qualified to serve as a Director. Mr. Lipke’s beneficial ownership of Class A shares includes 7,838 shares related to options and 359 shares related to SARs currently exercisable or which become exercisable within 60 days of November 28, 2012.

(15)

Mr. Fishback joined the Company in 1981 in the Internal Audit function after working as a Certified Public Accountant for Deloitte LLP. He became Corporate Controller in 1985 and in 2007 was named Vice President of Finance. He held this position until December 2010, at which time he was appointed Chief Financial Officer. Mr. Fishback holds a B.A. in business from Westminster College in Pennsylvania and an M.B.A. from State University New York at Buffalo. Mr. Fishback’s beneficial ownership of Class A shares includes 19,186 shares related to options and 3,192 shares related to SARs currently exercisable or which become exercisable within 60 days of November 28, 2012.

(16)

Mr. Ball, President of the Components Group, joined Moog in 2003 when the Litton Poly-Scientific Division of Northrop Grumman was acquired and since that time has been General Manager of the Components Group. Mr. Ball had been President of Poly-Scientific since 1996. Prior to that time, he held a number of managerial positions with various Litton Divisions. Mr. Ball was elected a Vice President in 2004. Mr. Ball graduated from West Chester University and holds an M.B.A. degree from Villanova University. Mr. Ball’s beneficial ownership of Class A shares includes 72,036 shares related to options and 3,192 shares related to SARs currently exercisable or which become exercisable within 60 days of November 28, 2012.

(17)

Mr. Johnson, President of the Aircraft Controls Group, joined the Company in 1983, was named Chief Engineer of the Aircraft Controls Division in 1991, and became General Manager of the Aircraft Group in 1999 and a Vice President in 2000. Mr. Johnson holds B.S. and M.S. degrees in Mechanical Engineering from The Ohio State University, and in 2004 completed a Sloan Fellows M.B.A. at the Massachusetts Institute of Technology. Mr. Johnson’s beneficial ownership of Class A shares includes 62,486 shares related to options and 3,192 shares related to SARs currently exercisable or which become exercisable within 60 days of November 28, 2012.

(18)

Does not include shares held by spouses, or as custodian or trustee for minors, as to which beneficial interest has been disclaimed, or shares held under the “Moog Family Agreement as to Voting” described on page 4. Includes 739,365 Class A shares related to options and 39,526 related to SARs currently exercisable or which become exercisable within 60 days of November 28, 2012. Shares related to SARs are calculated for net settlement based upon the market closing price on November 28, 2012 and, where applicable, mandatory tax withholdings for employees at an assumed rate of 35%. Officers and directors of the Company have entered into an agreement among themselves and with the Moog Inc. Retirement Savings Plan (the “RSP”), the Moog Inc. Employees’ Retirement Plan and the Company, which provides that prior to selling Class B shares obtained through exercise of a non-statutory option, the non-selling officers and directors, the RSP, the Employees’ Retirement Plan and the Company have an option to purchase the shares being sold.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors and management are committed to effective corporate governance practices. Our Corporate Governance Guidelines describe the governance principles and procedures by which the Board functions. The Board annually reviews the Corporate Governance Guidelines and the Board committee charters in response to corporate governance developments, including regulatory changes, and recommendations by directors in connection with Board and committee evaluations.

Our Corporate Governance Guidelines and our Board committee charters are available on our website at www.moog.com by selecting Investors and then Corporate Governance. Stockholders may request a free printed copy of our Corporate Governance Guidelines from our Investor Relations department by contacting them by telephone at (716) 687-4225 or by e-mail to investorrelations@moog.com.

Business Ethics Code of Conduct

We have a written code of business ethics and conduct which applies to all directors, officers and employees. Our Statement of Business Ethics is available on our website at www.moog.com by selecting Investors and then Corporate Governance. Stockholders may request a free printed copy of our Statement of Business Ethics from our Investor Relations department by contacting them by telephone at (716) 687-4225 or by e-mail to investorrelations@moog.com.

Communications with Directors

The Board of Directors has provided a process by which shareholders or other interested parties can communicate with the Board of Directors or with the non-management directors as a group. All such questions or inquiries should be directed to the Secretary of the Company, John B. Drenning, c/o Hodgson Russ LLP, The Guaranty Building, 140 Pearl Street, Suite 100, Buffalo, New York 14202. Mr. Drenning will review and communicate pertinent inquiries to the Board or, if requested, the non-management directors as a group.

Leadership Structure

Until December 1, 2011, the Chairman of the Board and Chief Executive Officer positions were held by Robert T. Brady. As part of the Company’s continued orderly transition in its leadership, the Board believes at this time it is in the best interests of the Company and its shareholders for separate individuals to serve as Chairman of the Board and Chief Executive Officer and recognizes that there may be circumstances in the future that would lead to the same individual serving in both capacities. The Company believes this leadership structure is the most appropriate for it because the Board is able to continue employing the experience and perspective Mr. Brady has gained in running the Company as Chief Executive Officer for the past 23 years.

Mr. Brady fulfills his responsibilities as Chairman through close interaction with the Presiding Director. Each executive session of non-management directors has a Presiding Director, who acts as chairperson for the executive session, rotated among the chairpersons of the Executive Compensation, Nominating and Governance and Audit Committees.

Board Role in Risk Oversight

The Board is responsible for consideration and oversight of the risks facing the Company. The Board manages this oversight directly and through standing committees of the Board. The Board is kept informed by various reports provided to it on a regular basis, including reports made by management at the Board and Committee meetings. The Audit Committee performs a central oversight role with respect to financial and compliance risks, and the Audit Committee regularly reviews these risks with the full Board. The Executive Compensation Committee reviews and discusses with management the impact of the Company’s compensation policies and practices on risk taking within the Company. The Committee roles are discussed in more detail later in this proxy statement.

Director Independence

Under the independence standards set forth at 303A.02(b) of the New York Stock Exchange Listed Company Manual, the Board of Directors has affirmatively determined that the non-management directors consisting of Messrs. Raymond W. Boushie, William G. Gisel, Kraig H. Kayser, Brian J. Lipke, Robert H. Maskrey, Albert F. Myers and Peter J. Gundermann are independent. Under these standards, the Board has also determined that all Board standing committees, other than the Executive Committee, are composed entirely of independent directors. In connection with determining that Mr. Maskrey is independent, the Board of Directors considered Mr. Maskrey’s consulting arrangement with the Company.

Executive Sessions

The Company’s corporate governance guidelines provide that the non-management directors meet without management at regularly scheduled executive sessions. Generally, these sessions take place prior to, or following, regularly scheduled Board meetings. Each executive session has a Presiding Director, who acts as chairperson for the executive session. The chairpersons of the Executive Compensation and Nominating and Governance Committees rotate as Presiding Director at these executive sessions.

The Audit Committee meets with the Company’s independent auditors in regularly scheduled executive sessions, with the Audit Committee chairperson presiding over such sessions.

Board of Directors and Committee Meetings

During the 2012 fiscal year, the Board of Directors held five meetings. The following are the standing committees of the Board of Directors and the number of meetings each committee held during the 2012 fiscal year:

Committees	Number of Meetings	Members
Audit	7	Messrs. Kayser, Boushie, Gisel, Gundermann and Myers
Executive	0	Messrs. Aubrecht, Green and Scannell
Executive Compensation	2	Messrs. Boushie, Gisel, Gundermann, Lipke and Myers
Stock Option	1	Messrs. Myers, Boushie, Gisel, Gundermann and Lipke
Nominating and Governance	2	Messrs. Lipke, Boushie, Gisel, Gundermann, Kayser and Myers

For various reasons Board members may not be able to attend a Board meeting. All Board members are provided information related to each of the agenda items before each meeting, and, therefore, can provide counsel outside the confines of regularly scheduled meetings. It is the Company’s policy that, to the extent reasonably practicable, Board members are expected to attend shareholder meetings. All of the directors attended the 2012 Annual Shareholders Meeting.

Related Party Transactions

We use a combination of Company policies and established review procedures, including adherence to New York Stock Exchange Listing standards, to ensure related party transactions are reviewed, approved and ratified, as appropriate. We do not maintain these policies and procedures under a single written policy.

The Corporate Governance and Nominating Committee is responsible for developing, recommending and reviewing annually the Board of Directors Corporate Governance Guidelines to comply with state and federal laws and regulations, and with New York Stock Exchange Listing Standards. The Board of Directors is further required to meet the independence standards set forth in the New York Stock Exchange Listed Company Manual. The Audit Committee is responsible for the review, approval or ratification of any related party transactions as noted in the “Compliance Oversight Responsibilities” section of the Charter of the Audit Committee of the Board of Directors. Our Statement of Business Ethics, which applies to all directors, officers and employees, provides guidance on matters such as conflicts of interest and procurement integrity, among others.

We require that each director and officer complete a questionnaire annually. The questionnaire requires positive written affirmation regarding related party transactions that may constitute a conflict of interest, including: any transaction or proposed transaction in excess of $120,000 involving the director or officer or an immediate family member and the Company, a subsidiary or any pension or retirement savings plan; any indebtedness to the Company; dealings with competitors, suppliers or customers; any interest in real or personal property in which the corporation also has an interest; and the potential sale of any real or personal property or business venture or opportunity that will be presented to the Company for consideration. We review each questionnaire to identify any transactions or relationships that may constitute a conflict of interest, require disclosure, or affect an independence determination. Any such transactions with the directors, officers, their immediate family members or any 5% shareholder are reviewed by the Audit Committee, and when necessary, the full Board of Directors. These reviews are intended to ensure any such transactions are conducted on terms as fair as if they were on an arm’s length basis and do not conflict with the director’s or officer’s responsibilities to the Company.

For situations in which it is either clear that a conflict of interest exists or there is a potential conflict of interest, the related director or officer is obligated to recuse him from any discussion on the business arrangement. That director or officer does not participate in approving or not approving the related transaction. The remaining members of the Board of Directors make those determinations.

The Audit Committee and Board of Directors review transactions involving directors and/or officers that either clearly represent or may represent a conflict of interest. They determine whether these transactions are on terms as fair as if the transactions were on an arm’s length basis. If the Audit Committee or Board of Directors were to determine that a transaction is not on terms as fair as if it were on an arm’s length basis, the transaction would be modified such that the transaction were as fair as if it were on an arm’s length basis. The Audit Committee and Board of Directors place significant reliance on their collective business judgment, experience and expertise in their review and deliberations.

Situations involving related party conflicts of interest have been rare in recent years, and there were no transactions required to be reported under Item 404(a) that were not required to be reviewed or where the Company’s policies and procedures for review were not followed in the 2012 fiscal year.

Other Directorships

Current directors and director nominees of the Company are presently serving or have served at any time during the past five years on the following boards of directors of other publicly traded companies:

Name of Director	Company
Robert T. Brady	M&T Bank Corporation; Astronics Corporation; National Fuel Gas Company; Seneca Foods Corporation*
Raymond W. Boushie	Astronics Corporation
William G. Gisel, Jr.	KeyCorp, Mod-Pac Corporation
Peter J. Gundermann	Astronics Corporation
Kraig H. Kayser	Seneca Foods Corporation
Brian J. Lipke	Gibraltar Industries, Inc.
John R. Scannell	Albany International

*

As of August 2011, Mr. Brady is no longer serving as a Director of Seneca Foods Corporation, as he has completed serving the term for which he was elected and did not stand for reelection in accordance with the company’s by-laws.

Website Access to Information

The Company’s internet address is www.moog.com. The Company has posted to the investor information portion of its website its Corporate Governance Guidelines, Board committee charters (including the charters of its Audit, Executive Compensation and Nominating and Governance Committees) and Statement of Business Ethics. This information is available in print to any shareholder upon request. All requests for these documents should be made to the Company’s Investor Relations department by calling (716) 687-4225 or by email to investorrelations@moog.com.

Nominating and Governance Committee

The Nominating and Governance Committee is composed solely of independent directors, and participates in the search for qualified directors. At a minimum, qualifications include relevant experience in the operation of companies, education and skills, and a high level of integrity. The candidate must be willing and available to serve and should represent the interests of all shareholders and not of any special interest group. After conducting an initial evaluation of a candidate, the Committee will interview that candidate if it believes the candidate might be suitable to be a director and will also ask the candidate to meet with other directors and management. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board that candidate’s election.

The Nominating and Governance Committee does not have a formal written policy with regard to considering diversity in identifying nominees for directors, but, when considering director candidates, it seeks individuals with backgrounds and skills that, when combined with those of the Company’s other directors, bring a broad range of complementary skills, expertise, industry and regulatory knowledge, and diversity of perspectives to build a capable, responsive and effective Board. Diversity considerations for a director nominee may vary at any time according to the particular area of expertise being sought to complement the existing Board composition.

A shareholder wishing to nominate a candidate should forward the candidate’s name and a detailed background of the candidate’s qualifications to the Secretary of the Company in accordance with the procedures outlined in the Company’s by-laws. In making a nomination, shareholders should take into consideration the criteria set forth above and in the Company’s Corporate Governance Guidelines. The Board of Directors has adopted a written charter for the Nominating and Governance Committee. A copy of the charter is available on the Company’s website. The Committee met on November 28, 2012 and nominated Messrs. Kayser, Maskrey and Myers for election at the 2013 Annual Meeting.

Nominating and Governance Committee Members:	Brian J. Lipke, Chair	Peter J. Gundermann
	Raymond W. Boushie	Kraig H. Kayser
	William G. Gisel Jr.	Albert F. Myers

Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in monitoring the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and the independent auditor. The Audit Committee has the sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee. The Audit Committee reviews and discusses with management and the independent auditor the annual audited and quarterly financial statements, the disclosures in the Company’s annual and quarterly reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” critical accounting policies and practices used by the Company, the Company’s internal control over financial reporting, and the Company’s major financial risk exposures. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website.

All of the Audit Committee members meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Board has determined all Audit

Committee members are Audit Committee financial experts under the rules of the Securities and Exchange Commission. The Audit Committee held seven meetings in the 2012 fiscal year, in person and by telephone conference. The Audit Committee met with the Company’s internal auditors and on a regular basis met separately with the independent auditors and management.

Audit Committee Members:	Kraig H. Kayser, Chair	Peter J. Gundermann
	Raymond W. Boushie	Albert F. Myers
William G. Gisel Jr.

Stock Option Committee

The Stock Option Committee is responsible for approving stock incentive awards to executive officers and key employees. The Stock Option Committee reviews management recommendations regarding awards to both executive officers and key employees, evaluating such potential awards in relation to overall compensation levels. The Stock Option Committee also reviews such awards with consideration for the potential dilution to shareholders, and limits stock awards such that the potential dilutive effect is within normally accepted practice. With regard to option and stock appreciation rights grants to directors, such grants are approved by the full Board of Directors.

Stock Option Committee Members:	Albert F. Myers, Chair	Peter J. Gundermann
	Raymond W. Boushie	Brian J. Lipke
William G. Gisel Jr.

Executive Compensation Committee

The Executive Compensation Committee is responsible for discharging the Board of Directors’ duties relating to executive compensation. The Committee makes all decisions regarding the compensation of the executive officers. In addition, the Committee is responsible for administering the Company’s executive compensation program. The Committee reviews both short-term and long-term corporate goals and objectives with respect to the compensation of the CEO and the other executive officers. The Committee also reviews and discusses with management the impact of Moog’s compensation policies and practices on risk-taking within the Company. The Committee evaluates at least once a year the performance of the CEO and other executive officers in light of these goals and objectives and, based on these evaluations, approves the compensation of the CEO and the other executive officers. The Committee also reviews and recommends to the Board incentive-compensation plans that are subject to the Board’s approval. All of the Committee members meet the independence requirements of the New York Stock Exchange. The Board of Directors has adopted a written charter for the Executive Compensation Committee. A copy of the charter is available on the Company’s website. The Committee held two meetings in the 2012 fiscal year.

During the 2012 fiscal year, the Executive Compensation Committee utilized data provided in a report prepared by Hay Group, an independent professional compensation consulting firm, to assist and guide the Committee. The Hay Group data was used to compare Moog’s executive compensation program with current industry trends, and to benchmark individual officer compensation levels against our peer group and Hay’s wider executive database. This report was also used to establish the compensation level of our CEO. Our CEO makes recommendations to the Committee regarding the compensation levels of other executive officers. Moog used Hay Group for compensation consultation services, which are provided independently of the services to the Executive Compensation Committee. The amount of fees for these additional services performed by Hay Group was less than $55,000 for the 2012 fiscal year.

Additional information regarding the Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed in the “Compensation Discussion and Analysis” section.

Executive Compensation Committee Members:	Raymond W. Boushie, Chair	Brian J. Lipke
	William G. Gisel Jr.	Albert F. Myers
Peter J. Gundermann

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of Moog during the last fiscal year, was formerly an officer of Moog, or has any relationships with Moog requiring disclosure under any paragraph of item 404 of Regulation S-K. Since the beginning of the last fiscal year, no executive officer of Moog has served on the compensation committee of any company that employs a director of Moog.

COMPENSATION OF DIRECTORS

Non-employee directors are paid $5,000 per quarter and reimbursed for expenses incurred in attending Board and Committee meetings. The aggregate cash remuneration for attending Board and Committee meetings for all non-management directors, excluding reimbursement of out-of-pocket expenses, was $140,000 for the 2012 fiscal year.

The 2008 Stock Appreciation Rights Plan provides that appreciation rights in a certain number of underlying shares may be granted to non-employee directors. During the 2012 fiscal year, Messrs Boushie, Gundermann, Kayser, Lipke, Maskrey and Myers each were granted 1,500 SARs to be settled in Class A shares at an exercise price per share equal to the fair market value of a Class A share on the date of grant. The Company’s 1998 and 2003 Stock Option Plans provide that options to purchase Class A shares may be granted to non-employee directors. There were no options granted to directors in the 2012 fiscal year.

2012 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	SAR Awards (1)	All Other Compensation	Total
Raymond W. Boushie	$20,000	$18,066	—	$38,066
William G. Gisel Jr.	$15,000	—	—	$15,000
Peter J. Gundermann	$20,000	$27,213	—	$47,213
John D. Hendrick (retired)	$5,000	—	—	$5,000
Kraig H. Kayser	$20,000	$27,213	—	$47,213
Brian J. Lipke	$20,000	$27,213	—	$47,213
Robert H. Maskrey (2)	$20,000	$18,066	$81,780	$119,846
Albert F. Myers	$20,000	$18,066	—	$38,066

(1)

This column shows the aggregate grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718 granted in the 2012 fiscal year. The amounts do not reflect the actual amounts that may be realized by directors. A discussion of the assumptions used in calculating these values may be found in Note 14 to the audited financial statements in Moog’s Annual Report on Form 10-K for the 2012 fiscal year.

(2)

Mr. Maskrey has a one-year renewable consulting services arrangement with the Company for a base amount of $6,815 monthly, subject to adjustment based upon the level of consulting services provided. The consulting services arrangement was reviewed and approved by the Executive Compensation Committee and the Board.

The following table shows the number of stock appreciation rights relating to Class A shares granted to each non-employee director during the 2012 fiscal year.

Name	Grant Date	Number of Shares Under SAR Award	Closing Price on Grant Date
Raymond W. Boushie	11/30/2011	1,500	$41.82
William G. Gisel Jr.	—	—	—
Peter J. Gundermann	11/30/2011	1,500	$41.82
John D. Hendrick (retired)	—	—	—
Kraig H. Kayser	11/30/2011	1,500	$41.82
Brian J. Lipke	11/30/2011	1,500	$41.82
Robert H. Maskrey	11/30/2011	1,500	$41.82
Albert F. Myers	11/30/2011	1,500	$41.82

The aggregate number of SARs and options on Class A shares held by each non-employee director as of September 29, 2012 was as follows:

Name	SARs on Moog Class A Shares	Options on Moog Class A Shares
Raymond W. Boushie	5,625	4,614
William G. Gisel Jr.	—	—
Peter J. Gundermann	4,125	—
John D. Hendrick (retired)	5,625	6,151
Kraig H. Kayser	5,625	9,525
Brian J. Lipke	5,625	7,838
Robert H. Maskrey	5,625	4,614
Albert F. Myers	5,625	7,838

Expense Reimbursement

Non-employee directors are reimbursed for travel and other expenses in the performance of their duties.

Indemnification Agreements

Moog has indemnification agreements with our directors. These agreements provide that directors are covered under our directors and officers liability insurance, which indemnify directors to the extent permitted by law and advance to directors funds to cover expenses subject to reimbursement if it is later determined indemnification is not permitted.

Deferred Compensation Plan

This plan allows non-employee directors to defer all or part of the director’s cash fees. Directors deferring cash fees must notify the Company of any changes to the elections to defer fees for a calendar year by the end of the preceding calendar year, with new directors having 30 days to make such an election. Directors deferring cash fees accrue interest monthly at the average of the six month Treasury bill rate. Currently, four directors participate in this plan. The table below shows the amounts deferred for the 2012 fiscal year.

Name	2012 Fees Percent Deferred	Payment of Deferred Fees from Prior Years
Raymond W. Boushie	0%	$—
William G. Gisel Jr.	100%	$—
Peter J. Gundermann	0%	$—
Kraig H. Kayser	100%	$—
Brian J. Lipke	100%	$—
Robert H. Maskrey	0%	$—
Albert F. Myers	100%	$—

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of the Company’s Compensation Program

The objectives of the Company’s executive compensation program are to:

(1) Provide a compensation package that will attract, retain, motivate and reward superior executives who must operate in a highly competitive and technologically challenging environment.

(2) Relate annual changes in executive compensation to overall Company performance, as well as each individual’s contribution to the results achieved. The emphasis on overall Company performance is intended to align the executives’ financial interests with increased shareholder value.

(3) Achieve fairness in total compensation with reference to external comparisons, internal comparisons and the relationship between management and non-management remuneration.

The Company’s executive compensation program is designed to balance competing interests. On the one hand, we recognize that near-term shareholder value can be created by the achievement of near-term results. Recognizing this reality, annual salary increases are tied to market trends and individual job performance, and cash bonuses are tied to annual earnings per share performance. On the other hand, the Company’s business, particularly in aerospace and defense, requires that executives make decisions and commitments where benefits, in financial terms, take years to develop. The Company’s Stock Appreciation Rights program is intended to reward long-term success and to align executives’ financial interests with those of long-term shareholders.

There are a variety of approaches to executive compensation, each of which can be successful under the right set of circumstances. The success of our approach is evidenced by the Company having achieved year-over-year increases in earnings per share of 10% or more in 16 of the last 18 years, compound annual growth in earnings per share of 11.3% over the last 10 years, and more recently earnings per share has increased 68% over the last three years. The Company believes the effectiveness of its relatively simple, straightforward approach to executive compensation is evidenced by this strong performance record, and reflected in the growth of our share price from $13.00 at the end of fiscal year 2002 to $37.87 at the close of fiscal year 2012. At the 2012 fiscal year end, the one-year Total Shareholder Return was 16.1% and the three-year was 10.5%.

The compensation actually awarded to the named executive officers in fiscal year 2012 is detailed on page 26.

Elements of the Executive Compensation Program

Salaries

The Company uses the Hay Job Evaluation System for professional employees, including its named executive officers. The Hay methodology is an analytical, factor-based scheme that measures the relative size of jobs in the form of points within an organization. Each named executive officer has an evaluation score that is used to benchmark compensation. In their report, the Hay Group provides annual peer-company salary data, as well as data from their wider executive compensation survey. This information provides the basis for determining a competitive base salary for each position. Named executive officers’ base salaries are reviewed annually, and adjustments are based on a comparison with market benchmarks, time in position and individual job performance.

Management Profit Share

The Company’s senior leadership, both managerial and technical, numbers about 436 persons. This entire group, including the named executive officers, participates in a Management Profit Sharing Program in which a cash bonus payout each year is a function of the year-over-year growth rate in the Company’s earnings per share. A simple formula is used to determine the cash bonus amount. Any payout depends entirely on the Company’s year-over-year growth rate in earnings per share. There are no individual performance incentives in the formula.

The Company uses this single metric to underscore the importance of collaboration at all levels of leadership. The Company supplies products to a diverse array of customers in a variety of global markets. The common thread is that the technology used in high-performance motion control and fluid flow systems, and our key technical resources, are transportable from one segment to another in response to fluctuating customer demands. Having our senior leadership focus on “what’s good for the Company” has been an important factor in the Company’s consistent performance.

Stock Options

Over the Company’s history, stock option awards have been a consistent element of executive compensation. The 1998 Stock Option Plan covers the award of options on 2,025,000 shares of Class A shares and terminated in December 2007. The 2003 Stock Option Plan covers an additional 1,350,000 Class A shares and terminated in November 2012. In the interest of maintaining alignment between management and shareholder’s interests, the 2003 Stock Option Plan imposes a three-year holding period on option shares unless previously owned stock is used in payment of the option exercise price.

Stock options issued to executive officers were intended to be incentive stock options (ISOs), and those issued to directors, as non-employees, were non-qualified stock options. Stock options issued to executive officers and directors cannot be exercised until at least one year after the option grant. Each executive officer option grant contained a vesting schedule, with the vesting schedule constructed to maintain the treatment of the options as ISOs. However, in certain cases options granted to executive officers will be treated as non-qualified due to IRS limitations. Stock options issued to directors do not have a vesting schedule and can be exercised at any time starting one year after the option grant.

Stock options were generally granted once a year with the last option grants occurring on May 20, 2008. The options were priced at the New York Stock Exchange closing price on the day the Board approved the option grants. The number of stock option grants under these plans did not consider individual performance incentives. After consideration of peer company data provided by the Hay Group, a fixed option award was made to each named executive officer, with a slightly larger award to the CEO. Compared with peer companies, our stock option awards are modest. It is Company policy not to re-price option grants.

Stock Appreciation Rights

The shareholders of the Company, on January 9, 2008, approved the Moog Inc. 2008 Stock Appreciation Rights Plan (“SAR Plan”) providing for the award of stock appreciation rights (“SARs”). SARs confer a benefit based on appreciation in value of the Class A shares, and are settled in the form of Class A shares. The SAR Plan, which will terminate on January 9, 2018, covers the award of a total of 2,000,000 SARs.

The purpose of the SAR Plan is to promote the long-term success of the Company and to create shareholder value by (a) encouraging non-employee directors, officers and key executives performing service for the Company to focus on critical long-range objectives, (b) encouraging the attraction and retention of eligible participants with exceptional qualifications, and (c) linking participants directly to shareholder interests through ownership of the Company. The Plan seeks to achieve this purpose by providing for awards in the form of SARs that derive value only from the appreciation in price of the Company’s stock and that are payable in shares of Company stock.

Similar to the awards of stock options, the number of annual SARs awarded was determined in collaboration with the Hay Group utilizing peer company survey data. Annual SARs awarded to executive officers to date have been at values below the median of the Company’s peer companies. Individual performance is not a basis used to determine the number of named executive officer SAR awards.

Retirement Programs

The Company’s named executive officers participate in a defined benefit retirement plan covering substantially all of Moog’s U.S. based employees. The Company believes that the retirement plan is a key element in attracting and retaining employees at all levels of the organization. The Company has long provided a defined benefit plan, but new U.S. employees hired after January 1, 2008 are covered under a defined contribution plan. The benefit accrual available to U.S. based executive officers under the qualified defined benefit plan is limited to $245,000 in base compensation. The Company maintains a Supplemental Executive Retirement Plan (“SERP”) for its executive officers to bridge the gap between legally mandated limits on qualified pension plan benefits and the retirement benefits offered at comparable public companies. While the Company formally funds the qualified defined benefit plan, the SERP is not formally funded. The Company’s objective is to provide total retirement benefits that are competitive with peer group companies.

The value of pension benefits for each named executive officer can be found in the table on page 36.

Medical Coverage

The Company’s named executive officers participate in the same health insurance programs available to all employees. In addition, our executive officers have coverage under an enhanced medical insurance policy that generally covers all unpaid healthcare expenses deductible under IRS guidelines. This supplemental coverage plan was established many years ago in accordance with industry practice for senior executives. We believe that conforming in this way to industry standards aids in executive retention.

Vacation, Disability and Group Life Insurance

Named executive officers participate in the same vacation, disability and life insurance programs as all other Moog employees. Life insurance coverage for employees is based upon a multiple of salary, with the multiple for named executive officers’ generally two times annual salary.

Termination Benefits

Named executive officers and other members of executive management are provided Termination Benefit Agreements that are triggered under certain circumstances, including a change in control. Under these agreements, executive officers receive salary continuance for up to three years based upon length of service, management profit share on a prorated basis in the year of termination, medical coverage, life and disability benefits and club dues for one year. These agreements are designed to retain executives and provide continuity of management in the event of a change in control. The Company believes that these severance and change in control benefits are required to attract and retain executive talent in a marketplace where such benefits are commonly offered. Further information can be found under the heading Potential Payments Upon Termination or Change in Control section on pages 37-39.

Other Benefits

The Company reimburses fees for membership in certain private clubs so that the Company’s executives have these facilities available for entertaining customers, conducting Company business and fulfilling community responsibilities.

THE PROCESS FOR DETERMINATION OF COMPENSATION

The Executive Compensation Committee of the Board is composed solely of independent, non-employee directors. The Committee meets in executive session to determine CEO compensation, and has final approval on all elements of officer compensation.

The Hay Group Job Evaluation system is used by the Executive Compensation Committee to develop ratings for each senior executive position. The Committee employs the Hay Group to benchmark each named executive officer position against market data using these ratings. As part of their review process, Hay Group makes comparisons to two groups of companies. The first group is their entire general industry database of U.S. companies. The second comparison is a group of seventeen companies whose businesses are similar to Moog’s and whose revenues are reasonably comparable. The Hay Group annually determines if the named executive officers are within a reasonable range of market base salary medians.

During the annual review of the peer group, the Hay Group recommended the following changes: the addition of Actuant, Regal-Beloit Corp., and Transdigm Group Inc.; and the deletion of Gencorp Inc. and Precision Castparts Corp. As a result, the 2012 fiscal year peer group consisted of Rockwell Collins, Alliant Techsystems, Curtiss-Wright, BE Aerospace, Esterline, the Triumph Group, Woodward, Hexcel, Kaman, Orbital Sciences, AAR, Teledyne, Spirit Aerosystems, Cubic, Actuant, Regal-Beloit Corp. and Transdigm.

The process for setting annual base salaries is one wherein the CEO makes recommendations for merit based salary increases, and occasionally, base salary adjustments needed to position an executive officer appropriately against market benchmarks. The Committee approves or adjusts those recommendations for a final determination. As part of this process, the CEO prepares a performance appraisal for each executive officer, including himself, which is reviewed in detail by the Committee. These performance appraisals take into consideration the outcomes achieved by the unit or function for which the officer is responsible. In addition, the performance appraisals consider the conduct and contribution of the officer in achieving those results, the support provided by the officer and the organization he manages in achieving overall Company results, and the officer’s achievements in developing organizational strength for the future, as appropriate. In addition to the review of each officer’s performance appraisal, the CEO and the Committee review the relationship of the officer’s salary to the Hay Group salary data provided for each officer position. The Committee generally expects that a newer officer with limited experience will be below the market median. As the officer’s capabilities develop and achievements accumulate, the Committee generally expects the officer will move to the market mid-point and ultimately be positioned in the upper quartiles. When appropriate, the Committee will make adjustments to achieve this positioning.

In developing his recommendations for base salary increases and adjustments for the named executive officers in 2012, the CEO used a framework which relates percentage increases to merit ratings for each individual. Each year the management of the Company selects a rating scheme for merit raises for the entire Company. In 2012, a satisfactory performance for an officer earned a 3% increase, meritorious performance 3.5%, and outstanding performance 4.3%. The CEO rated the performance of each of the named executive officers. For the CAO (Chief Administrative Officer) and CFO, the rating depended on the performance of the Company as a whole. For business unit managers, profit contribution of the unit is a major consideration in performance evaluation. Qualitative factors may then be considered when appropriate. The executive’s performance is considered with respect to developing and leading an effective organization, making effective personnel selections, encouraging the development of new technology and new products, addressing competitive market pressures, responding appropriately to unusual market conditions and challenges, and succession planning. A positive rating with respect to these considerations achieves the highest available merit rating, and a less favorable assessment results in a lower rating.

The Committee is mindful of the IRS limitation on deductibility of compensation over $1 million. No executive officer’s compensation for 2012 exceeded the IRS limitation.

Annual cash bonuses paid to senior executives are developed in accordance with a management profit sharing plan in which there are about 436 participants. For this group, cash bonuses are paid each year in which the Company achieves growth in earnings per share. The bonus amount payable to each participant is determined by multiplying the participant’s base salary by the product of the percentage improvement in Moog’s earnings per share and a multiplier of 3.00, 1.33, 1.00 or 0.67 based on a participant’s responsibilities. Our executive officers, of whom there are 14, are responsible for the overall management and success of the Company. Each person in this group receives a cash bonus that is equal to the participant’s base salary at year end multiplied by the percentage improvement in earnings per share times a factor of 3.0, subject to a cap of 60% of base salary. About 48 senior executives who have a very high level of responsibility in the Company receive a cash bonus that is equal to the participant’s base salary multiplied by the percentage improvement in earnings per share times 1.33. The third group of senior managers numbers about 70. Each person in this group receives a cash bonus that is equal to the participant’s base salary multiplied by the percentage improvement in earnings per share times 1.00. The largest group numbers about 304 people. Each person in this group receives a cash bonus that is equal to the participant’s base salary multiplied by the percentage improvement in earnings per share times 0.67. The multiplier is used to achieve bonus payments which, in years of strong earnings growth, are somewhat comparable to the bonus plans in other companies for executives in each group. The Company’s earnings per share increase and named executive officer (NEO) bonus history over the last three years is as follows:

Year	EPS Increase %	NEO Bonus %
2012	12.90%	38.70%
2011	25.00%	60.00%
2010	19.20%	25.54%

In past years when there was no increase in earnings per share, no bonus was paid.

THE PROCESS FOR DETERMINING EQUITY-BASED COMPENSATION

The Stock Option Committee of the Board is composed solely of independent non-employee directors. The Company believes that stock ownership on the part of executive officers serves to align the leadership of the Company with the interest of shareholders.

The Stock Option Committee of the Board of Directors has been appointed by the Board of Directors to administer the Stock Appreciation Rights Plan. The Stock Option Committee has the authority, subject to the terms of the Plan, to determine the persons eligible to receive awards, when each award will be granted, the terms of each award, including the number of SARs granted, and to construe and interpret the terms of the SAR Plan and awards granted under it. SARs may not be re-priced.

The SAR Plan only provides for awards of SARs. A SAR award will contain such terms and conditions as determined by the Stock Option Committee, subject to the terms of the SAR Plan, including the date on which the SARs becomes exercisable and the expiration date of the SARs. The exercise price of a SAR will be equal to the fair market value of one Class A share on the date of grant. The total number of SARs awarded to any one employee during any fiscal year of the Company may not exceed 50,000.

SARs will vest and be exercisable pursuant to the terms and conditions outlined in each participant’s award agreement, as determined by the Stock Option Committee. SARs will not become exercisable earlier than the first anniversary of the date of grant, and vested SAR awards will be exercisable by participants only until the tenth anniversary of the date of grant.

In the development of the SAR Plan, the Stock Option Committee engaged the Hay Group in a consulting capacity. The Stock Option Committee, in collaboration with the CEO, selected a pattern of SAR distributions where all officers except the CEO are awarded the same number of SARs, and a smaller number are awarded to other senior executives. The Hay Group analysis indicates that the value of the Company’s awards in SARs are below the median of peer companies.

During the 2012 fiscal year, SAR awards of 27,000 shares for the CEO and 20,500 shares for each of the executive officers were granted. As discussed above, the Committee does not use a formulaic approach, but in years when performance is considered adequate, the Committee invites the CEO to make recommendations for SAR awards. These recommendations are either approved or adjusted by the Committee. For 2012, the Stock Option Committee approved the grants recommended by the CEO, without adjustments. With regard to the CEO, SAR awards are determined by the Stock Option Committee. A total of 408,000 SARs were awarded in the 2012 fiscal year, resulting in a burn rate of less than 1% based on the weighted average shares outstanding.

During the 2012 fiscal year, there were no options awarded to officers or directors. The stock option plans are both expired as of November 2012 and, therefore, no future awards can be granted under them.

The Committee remains mindful of the relationship between the number of options and SARs awarded and the shares outstanding. As of the 2012 fiscal year end, the shares related to the Company’s outstanding unexercised options were 2.8% of the total outstanding shares and those related to the Company’s outstanding unexercised SAR awards were .17% of the total outstanding shares. It is important to note that while options grants are equivalent to resulting Company shares, the same is not true for SARs. The shares related to outstanding SAR awards is based upon the September 28, 2012 closing price and, where applicable, mandatory tax withholdings for employees at an assumed rate of 35%.

SUMMARY

As described on page 14, the Executive Compensation Committee uses data provided by the Hay Group to establish competitive salaries for each of the named executive officers. The Hay Group makes comparisons to two groups of companies. The first group is their entire data base for U.S. companies. The second is a group of seventeen companies whose businesses are somewhat similar to Moog’s, and whose revenues are somewhat comparable.

In our total compensation program (detailed on pages 18-23), each of the three major elements, base salary, cash bonus and SARs, are considered independently. However, the Executive Compensation and Stock Option Committees also consider how our total compensation compares with the total compensation of comparable executives in peer organizations. Our base salaries for named executive officers who have been in their positions for a number of years are in the upper quartiles, while those newer to their positions are in the lower quartiles. Our cash bonuses for named executive officers are below the median of peer organizations. The value of our SARs awards for named executive officers is also below the median of peer organizations.

The following tables compare the compensation elements for Moog’s named executive officers to those of executives in comparable positions in the Hay-selected peer group. Total Direct Compensation, as reported below, includes salary paid, cash bonus paid, and the value of SARs awarded, represented in thousands.

Name & Principal Position	Base Salary			Non-Equity Incentive Compensation			Long-Term Incentives
	Moog	Peer Group Median	Ratio	Moog	Peer Group Median	Ratio	Moog	Peer Group Median	Ratio
R. T. Brady Executive Chairman	$734.8	$850	86%	$243.8	$1,335	18%	$246.9	$2,500	10%
J. R. Scannell CEO	641.7	850	75%	255.4	1,335	19%	489.9	2,500	20%
D. R. Fishback V.P. & CFO	396.7	435	91%	154.8	426	36%	371.9	794	47%
J. C. Green EVP & CAO	706.8	478	148%	276.3	459	60%	246.9	643	38%
W. C. Johnson V.P. Aircraft Group	557.3	393	142%	217.9	283	77%	371.9	413	90%
L. J. Ball V.P. Components Group	462.9	344	135%	181.1	265	68%	371.9	439	85%

Name & Principal Position	Total Direct Compensation
	Moog	Peer Group Median	Ratio
R. T. Brady Executive Chairman	$1,225.5	$4,657	26%
J. R. Scannell CEO	1,387.0	4,657	30%
D. R. Fishback V.P. & CFO	923.4	1,548	60%
J. C. Green EVP & CAO	1,230.0	1,355	91%
W. C. Johnson V.P. Aircraft Group	1,147.1	1,143	100%
L. J. Ball V.P. Components Group	1,015.9	1,082	94%

The Executive Compensation Committee amended the non-equity compensation plan in 2011 to make it more competitive, but it is still modest by comparison to peer companies. The Company has awarded Stock Options and SARs at a level that is moderate by industry standards, particularly as regards the awards to the CEO. The Stock Option Committee has preferred the distribution of options and SARs to a broader group of senior managers, rather than concentrating on a larger award to the CEO.

To recap, the key aspects of the Company’s compensation for named executive officers are as follows:

•	Total Direct Compensation for all named executive officers between 26% and 100% of peer group medians, with an average of 67%.

•	Base salaries between 75% and 148% of the peer-group medians, with an average of 113%;

•	Base salary increases tied to market benchmarks, time in position and individual job performance;

•	Cash bonuses between 18% and 77% of peer group medians, with an average of 46%;

•	Cash bonus tied to EPS increase;

•	Cash bonus paid only when EPS increases;

•	Value of Long-Term Incentives (SAR awards) between 10% and 90% of peer group median LTIs, with an average of 48%;

•	SAR plan links named executive officer compensation to long-term shareholder interests;

•	Shares related to outstanding unexercised stock options are 2.8% of total outstanding shares;

•	Shares related to outstanding unexercised SAR awards are .17% of total outstanding shares;

•	Company policy prevents re-pricing option grants and SAR awards;

•	Change in control agreements are double triggered

THE ROLE OF SHAREHOLDER SAY-ON-PAY VOTES

The Company provides its shareholders with the opportunity to cast an advisory vote every three years on its executive compensation program (referred to as a “say-on-pay proposal”). At the Company’s Annual Meeting of Shareholders held on January 11, 2012, approximately 85% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The

Executive Compensation Committee believes this result affirms shareholders’ support of the Company’s approach to executive compensation, and generally did not change its approach in the 2012 fiscal year. The Executive Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

RISK REVIEW

In formulating and evaluating the Company’s executive compensation program, the Executive Compensation Committee considers whether the program promotes excessive risk taking. The Executive Compensation Committee believes the components of the Company’s executive compensation program provide an appropriate mix of fixed and variable pay; balance short-term operational performance with long-term increases in shareholder value; reinforce a performance-oriented environment; and encourage recruitment and retention of key executives.

The Executive Compensation Committee and the Stock Option Committee of the Board of Directors have followed consistent practices over the last twenty-three years. Over those years, the members of those Committees have not seen any evidence that our Compensation Programs have had a material adverse effect on our Company. On the contrary, the Company’s performance has been very consistent. In sixteen of the last eighteen years, the Company has achieved year over year earnings per share increases of 10% or more. During the last ten years, compound annual growth in earnings per share has been 11.3%. The Directors view this consistent performance as persuasive evidence that the leadership of the Company is not provided with incentives which would result in leadership taking unreasonable risks in order to achieve short term results at the expense of the long term health and welfare of the shareholders’ investment.

THE PROCESS FOR CHANGING OTHER EXECUTIVE BENEFITS

Any changes in benefit plans which include and affect executive officers are presented to the Executive Compensation Committee for review and approval and presentation to the entire Board.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of the Board of Directors has reviewed and discussed with Moog’s management the above Compensation Discussion and Analysis. Based on this review and these discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Raymond W. Boushie, Chair	Brian J. Lipke

William G. Gisel Jr.	Albert F. Myers

Peter J. Gundermann

Distinguishing “Awarded” Pay from “Reported” Pay

In reviewing our executive compensation, it is important to distinguish the reported compensation provided to our named executives in fiscal 2012 from the compensation that was actually awarded to our named executive officers in fiscal 2012. We have provided the following additional compensation table in order to remove the volatile, significant effects of changes in actuarial assumptions on the value of the named executive officers’ pension benefits which are appropriately disclosed in the 2012 Summary Compensation Table. This table is not a substitute for the 2012 Summary Compensation Table, which appears on page 27.

The table below shows the compensation awarded to each of our named executive officers for fiscal 2012. This table includes:

•	Salaries paid during fiscal 2012;

•	SAR and options awards in 2012;

•	Non-equity incentive compensation earned for fiscal 2012, and

•	All other compensation.

Name and Principal Position	Year (1)	Salary ($) (2)	SAR & Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert T. Brady	2012	734,760	246,906	243,814	40,502	1,265,982
Executive Chairman	2011	1,027,510	333,820	629,404	25,489	2,016,223
	2010	950,518	173,462	245,917	37,637	1,407,534

John R. Scannell	2012	641,670	489,837	255,422	35,368	1,422,297
Chief Executive Officer	2011	507,499	331,671	329,996	25,369	1,194,535
	2010	375,014	178,504	97,041	40,259	690,818

Donald R. Fishback	2012	396,670	371,913	154,802	34,204	957,589
Chief Financial Officer,	2011	361,499	331,671	227,997	10,713	931,880
Vice President	2010	n/a	n/a	n/a	n/a	n/a

Joe C. Green	2012	706,753	246,906	276,319	27,144	1,257,122
Executive Vice President, Chief Administrative Officer	2011	676,005	253,456	411,004	18,831	1,359,296
	2010	640,505	131,702	165,729	22,117	960,053

Warren C. Johnson	2012	557,263	371,913	217,887	35,167	1,182,230
Vice President Aircraft Group	2011	526,011	331,671	324,006	19,900	1,201,588
	2010	478,265	178,504	123,598	37,456	817,823

Lawrence J. Ball	2012	462,887	371,913	181,116	30,548	1,046,464
Vice President Components Group	2011	443,701	331,671	269,406	20,457	1,065,235
	2010	n/a	n/a	n/a	n/a	n/a

(1)	The years reported are Moog’s fiscal years ended September 29, 2012, October 1, 2011 and October 2, 2010.

(2)	Includes amounts, if any, deferred at the direction of the executive officer pursuant to Moog’s 401(k) Plan.

(3)

This column shows the aggregate grant date fair value computed in accordance with FASB Topic 718. The amount is based on the fair value of the equity-based award as estimated using the Black-Scholes option-pricing model multiplied by the number of securities underlying the SAR awards. The amounts do not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in calculating these values may be found in Note 14 to the audited financial statements in Moog’s Annual Report on Form 10-K for the fiscal year ended September 29, 2012.

(4)

This column shows the Management Profit Sharing compensation, as described on pages 18-19, for the fiscal years reported. Includes amounts, if any, deferred at the direction of the executive officer pursuant to Moog’s 401(k) Plan.

(5)

The table on page 28 shows the components of this column, which include health care and life insurance premiums, Company matching contributions to Moog’s defined contribution plans, perquisites and accrued vacation payments. The amounts represent the amount paid by, or the incremental cost to, the Company.

2012 SUMMARY COMPENSATION TABLE

The table below presents dollar amounts computed as required under SEC rules.

The amounts shown for options and SARs reflect the aggregate grant date fair value. These amounts do not reflect the current or prospective value of these awards to the executive. The amounts shown for pension value are simply formulaic estimates of the prospective future value of the executive’s retirement benefits.

The amounts shown under the column “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” reflect the change in the actuarial present value of each named executive’s retirement benefits. For 2012, certain employees participating in our U.S. defined benefit plan, including some of the named executives, have an increase in the actuarial value of their pension benefit. The Company did not make any changes in how retirement benefits were calculated for any of our employees, including the named executive officers. The increased values for 2012 reflect the change in our Supplemental Retirement Plan as described on page 35, management profit share plan described on pages 18-19, the impact of lower interest rates on the actuarial present value calculations, years of service and changes in compensation levels. Since the pension value for the named executive officers is a function of the highest cash bonus paid in the most recent five years, the improved cash bonus program, which was effective for fiscal 2011, increases the pension value.

Name and Principal Position	Year (1)	Salary ($) (2)	SAR & Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Robert T. Brady	2012	734,760	246,906	243,814	1,073,317	40,502	2,339,299
Executive Chairman	2011 2010	1,027,510 950,518	333,820 173,462	629,404 245,917	2,788,828 756,846	25,489 37,637	4,805,051 2,164,380

John R. Scannell	2012	641,670	489,837	255,422	2,667,798	35,368	4,090,095
Chief Executive Officer	2011	507,499	331,671	329,996	1,191,983	25,369	2,386,518
	2010	375,014	178,504	97,041	350,930	40,259	1,041,748

Donald R. Fishback	2012	396,670	371,913	154,802	2,530,321	34,204	3,487,910
Chief Financial Officer, Vice President	2011	361,499	331,671	227,997	1,113,279	10,713	2,045,159
	2010	n/a	n/a	n/a	n/a	n/a	n/a

Joe C. Green	2012	706,753	246,906	276,319	912,576	27,144	2,169,698
Executive Vice	2011	676,005	253,456	411,004	1,788,591	18,831	3,147,887
President, Chief	2010	640,505	131,702	165,729	515,453	22,117	1,475,506
Administrative Officer

Warren C. Johnson	2012	557,263	371,913	217,887	3,989,313	35,167	5,171,543
Vice President Aircraft Group	2011	526,011	331,671	324,006	1,317,019	19,900	2,518,607
	2010	478,265	178,504	123,598	537,338	37,456	1,355,161

Lawrence J. Ball	2012	462,887	371,913	181,116	2,968,888	30,548	4,015,352
Vice President Components Group	2011	443,701	331,671	269,406	975,900	20,457	2,041,135
	2010	n/a	n/a	n/a	n/a	n/a	n/a

(1)	The years reported are Moog’s fiscal years ended September 29, 2012, October 1, 2011 and October 2, 2010.

(2)	Includes amounts, if any, deferred at the direction of the executive officer pursuant to Moog’s 401(k) Plan.

(3)

This column shows the aggregate grant date fair value computed in accordance with FASB Topic 718. The amount is based on the fair value of the equity-based award as estimated using the Black-Scholes option-pricing model multiplied by the number of securities underlying the SAR awards. The amounts do not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in calculating these values may be found in Note 14 to the audited financial statements in Moog’s Annual Report on Form 10-K for the fiscal year ended September 29, 2012.

(4)

This column shows the Management Profit Sharing compensation, as described on pages 18-19, for the fiscal years reported. Includes amounts, if any, deferred at the direction of the executive officer pursuant to Moog’s 401(k) Plan.

(5)

The amounts in this column represent the aggregate change in the actuarial present value of the officer’s accumulated retirement benefits under the Moog Inc. Employees Retirement Plan and the Moog Inc. Supplemental Executive Retirement Plan. See the Pension Benefits table on page 36 for additional information.

(6)

The table below shows the components of this column, which include health care and life insurance premiums, Company matching contributions to Moog’s defined contribution plans, perquisites, and accrued vacation payments. The amounts represent the amount paid by, or the incremental cost to, the Company.

Name	Year	Cash Paid in Lieu of Vacation Accrued	Group Life Insurance Premium	Medical and Dental/ Executive Health Premiums	Disability Insurance Premium	Other Perquisites (1)	401 (k) Plan Match
Robert T. Brady	2012	$—	$2,449	$16,752	$4,253	$17,048	$—
John R. Scannell	2012	$—	$2,449	$22,787	$4,253	$4,884	$996
Donald R. Fishback	2012	$—	$1,981	$22,337	$4,141	$4,679	$1,067
Joe C. Green	2012	$—	$2,449	$13,224	$4,253	$6,279	$940
Warren C. Johnson	2012	$—	$2,449	$22,277	$4,253	$5,189	$1,000
Lawrence J. Ball	2012	$—	$2,190	$17,119	$4,253	$5,760	$1,225

(1)	Other perquisites principally consist of club dues and auto expenses.

2012 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the grants of equity awards made to the executive officers named in the Summary Compensation Table during the fiscal year ended September 29, 2012.

Name	Grant Date (1)	Number of SARs Awarded (2)	Exercise Price of SAR Awards (3)	Grant Date Fair Value of SAR Awards (4)
Robert T. Brady	11/30/2011	20,500	$41.82	$246,906
John R. Scannell	11/30/2011	27,000	$41.82	$489,837
Donald R. Fishback	11/30/2011	20,500	$41.82	$371,913
Joe C. Green	11/30/2011	20,500	$41.82	$246,906
Warren C. Johnson	11/30/2011	20,500	$41.82	$371,913
Lawrence J. Ball	11/30/2011	20,500	$41.82	$371,913

(1)	The grant date is the date the Stock Option Committee of the Board of Directors meets to approve the awards.

(2)

The amounts shown for SAR awards represent the number of SARs granted to each officer during the 2012 fiscal year. SARs for only Class A shares were granted and vest in equal increments over three years.

(3)	The exercise price per SAR is the closing price of Class A shares on the date of grant. The rights expire ten years after the date of grant.

(4)

This column shows the aggregate grant date fair value computed in accordance with FASB Topic 718. The amount is based on the fair value of the equity-based award as estimated using the Black-Scholes option-pricing model multiplied by the number of securities underlying the SAR awards. Assumptions made in the calculations of these amounts may be found in Note 14 to the audited financial statements in Moog’s Annual Report on Form 10-K for the fiscal year ended September 29, 2012.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options & SARs - Exercisable (2)	Number of Securities Underlying Unexercised Options & SARs - Unexercisable (2)	Exercise Price ($)	Expiration Date
Robert T. Brady	11/26/2002	27,000		$12.53	11/26/2012
	12/02/2003	27,000		$19.74	12/02/2013
	11/30/2004	27,000		$28.01	11/30/2014
	11/29/2005	27,000		$28.94	11/29/2015
	11/28/2006	27,000		$36.67	11/28/2016
	11/26/2007	27,000		$42.45	11/26/2017
	10/31/2008	27,000		$35.12	10/31/2018
	12/01/2009	13,500	6,750	$26.66	12/01/2019
	11/30/2010	9,000	18,000	$36.86	11/30/2020
	11/30/2011		20,500	$41.82	11/30/2021

John R. Scannell	11/26/2002	11,250		$12.53	11/26/2012
	11/30/2004	11,250		$28.01	11/30/2014
	11/28/2006	7,709	12,541	$36.67	11/28/2016
	11/26/2007	20,250		$42.45	11/26/2017
	10/31/2008	20,500		$35.12	10/31/2018
	12/01/2009	10,250	5,125	$26.66	12/01/2019
	11/30/2010	6,834	13,666	$36.86	11/30/2020
	11/30/2011		27,000	$41.82	11/30/2021

Donald R. Fishback	11/30/2004	11,250		$28.01	11/30/2014
	11/26/2007	5,581	14,669	$42.45	11/26/2017
	10/31/2008	20,500		$35.12	10/31/2018
	12/01/2009	10,250	5,125	$26.66	12/01/2019
	11/30/2010	6,834	13,666	$36.86	11/30/2020
	11/30/2011		20,500	$41.82	11/30/2021

Joe C. Green	12/02/2003	11,613		$19.74	12/02/2013
	11/30/2004	20,250		$28.01	11/30/2014
	11/29/2005	20,250		$28.94	11/29/2015
	11/28/2006	20,250		$36.67	11/28/2016
	11/26/2007	20,250		$42.45	11/26/2017
	10/31/2008	20,500		$35.12	10/31/2018
	12/01/2009	10,250	5,125	$26.66	12/01/2019
	11/30/2010	6,834	13,666	$36.86	11/30/2020
	11/30/2011		20,500	$41.82	11/30/2021

Warren C. Johnson	12/02/2003	17,647	2,603	$19.74	12/02/2013
	11/30/2004		20,250	$28.01	11/30/2014
	11/29/2005		20,250	$28.94	11/29/2015
	11/28/2006	20,250		$36.67	11/28/2016
	11/26/2007	20,250		$42.45	11/26/2017
	10/31/2008	20,500		$35.12	10/31/2018
	12/01/2009	10,250	5,125	$26.66	12/01/2019
	11/30/2010	6,834	13,666	$36.86	11/30/2020
	11/30/2011		20,500	$41.82	11/30/2021

Lawrence J. Ball	1/14/2004	20,250		$23.88	1/14/2014
	11/30/2004	7,718	12,532	$28.01	11/30/2014
	11/29/2005		20,250	$28.94	11/29/2015
	11/28/2006	20,250		$36.67	11/28/2016
	11/26/2007	20,250		$42.45	11/26/2017
	10/31/2008	20,500		$35.12	10/31/2018
	12/01/2009	10,250	5,125	$26.66	12/01/2019
	11/30/2010	6,834	13,666	$36.86	11/30/2020
	11/30/2011		20,500	$41.82	11/30/2021

(1)

Equity-based compensation awards are generally granted in late November or early December. The exercise price is the closing price on the date the Stock Option Committee approves the award. Equity-based compensation awards are not re-priced or granted retroactively.

(2)	Equity-based compensation awards are not exercisable until the first anniversary of the grant date, and vest at varying intervals as follows:

	Grant Date	SARs & Options Held	Vesting Schedule
Robert T. Brady	11/26/2002	27,000	100% on 11/26/2010
	12/02/2003	27,000	100% on 12/30/2010
	11/30/2004	27,000	100% on 12/30/2010
	11/29/2005	27,000	100% on 12/30/2010
	11/28/2006	27,000	100% on 11/28/2009
	11/26/2007	27,000	100% on 11/26/2010
	10/31/2008	27,000	9,000 on 10/31/2009, 9,000 on 10/31/2010 and 9,000 on 10/31/2011
	12/01/2009	20,250	6,750 on 12/01/2010, 6,750 on 12/01/2011 and 6,750 on 12/01/2012
	11/30/2010	27,000	9,000 on 11/30/2011, 9,000 on 11/30/2012 and 9,000 on 11/30/2013
	11/30/2011	20,500	6,834 on 11/30/2012, 6,833 on 11/30/2013 and 6,833 on 11/30/2014

John R. Scannell	11/26/2002	11,250	2,250 on 11/26/2003, 2,250 on 11/26/2004, 2,250 on 11/26/2005, 2,250 on 11/26/2006 and 2,250 on 11/26/2007
	11/30/2004	11,250	2,250 on 11/30/2005, 2,250 on 11/30/2006, 2,250 on 11/30/2007, 2,250 on 11/30/2008 and 2,250 on 11/30/2009
	11/28/2006	20,250	239 on 11/28/2007, 1,008 on 11/28/2008, 1,008 on 11/28/2009, 2,727 on 11/28/2010, 2,727 on 11/28/2011, 2,727 on 11/28/2012, 2,727 on 11/28/2013, 2,727 on 11/28/2014, 2,727 on 11/28/2015 and 1,633 on 11/28/2016
	11/26/2007	20,250	100% on 11/26/2010
	10/31/2008	20,500	6,834 on 10/31/2009, 6,833 on 10/31/2010 and 6,833 on 10/31/2011
	12/01/2009	15,375	5,125 on 12/01/2010, 5,125 on 12/01/2011 and 5,125 on 12/01/2012
	11/30/2010	20,500	6,834 on 11/30/2011, 6,833 on 11/30/2012 and 6,833 on 11/30/2013
	11/30/2011	27,000	9,000 on 11/30/2012, 9,000 on 11/30/2013 and 9,000 on 11/30/2014

Donald R. Fishback	11/30/2004	11,250	2,250 on 11/30/2005, 2,250 on 11/30/2006, 2,250 on 11/30/2007, 2,250 on 11/30/2008 and 2,250 on 11/30/2009
	11/26/2007	20,250	871 on 11/26/2009, 2,355 on 11/26/2010, 2,355 on 11/26/2011, 2,355 on 11/26/2012, 2,355 on 11/26/2013, 2,355 on 11/26/2014, 2,355 on 11/26/2015, 2,355 on 11/26/2016 and 2,894 on 11/26/2017
	10/31/2008	20,500	6,834 on 10/31/2009, 6,833 on 10/31/2010 and 6,833 on 10/31/2011
	12/01/2009	15,375	5,125 on 12/01/2010, 5,125 on 12/01/2011 and 5,125 on 12/01/2012
	11/30/2010	20,500	6,834 on 11/30/2011, 6,833 on 11/30/2012 and 6,833 on 11/30/2013
	11/30/2011	20,500	6,834 on 11/30/2012, 6,833 on 11/30/2013 and 6,833 on 11/30/2014

	Grant Date	SARs & Options Held	Vesting Schedule
Joe C. Green	12/02/2003	11,613	100% on 3/02/2011
	11/30/2004	20,250	100% on 3/02/2011
	11/29/2005	20,250	100% on 3/02/2011
	11/28/2006	20,250	100% on 11/28/2009
	11/26/2007	20,250	100% on 11/26/2010
	10/31/2008	20,500	6,834 on 10/31/2009, 6,833 on 10/31/2010 and 6,833 on 10/31/2011
	12/01/2009	15,375	5,125 on 12/01/2010, 5,125 on 12/01/2011 and 5,125 on 12/01/2012
	11/30/2010	20,500	6,834 on 11/30/2011, 6,833 on 11/30/2012 and 6,833 on 11/30/2013
	11/30/2011	20,500	6,834 on 11/30/2012, 6,833 on 11/30/2013 and 6,833 on 11/30/2014

Warren C. Johnson	12/02/2003	20,250	2,451 on 12/02/2008, 5,066 on 12/02/2009, 5,065 on 12/02/2010, 5,065 on 12/02/2011 and 2,603 on 12/02/2012
	11/30/2004	20,250	1,736 on 11/30/2012, 3,568 on 11/30/2013 and 14,946 on 11/30/2014
	11/29/2005	20,250	100% on 11/29/2015
	11/28/2006	20,250	100% on 11/28/2009
	11/26/2007	20,250	100% on 11/26/2010
	10/31/2008	20,500	6,834 on 10/31/2009, 6,833 on 10/31/2010 and 6,833 on 10/31/2011
	12/01/2009	15,375	5,125 on 12/01/2010, 5,125 on 12/01/2011 and 5,125 on 12/01/2012
	11/30/2010	20,500	6,834 on 11/30/2011, 6,833 on 11/30/2012 and 6,833 on 11/30/2013
	11/30/2011	20,500	6,834 on 11/30/2012, 6,833 on 11/30/2013 and 6,833 on 11/30/2014

Lawrence J. Ball	1/14/2004	20,250	4,186 on 1/14/2005, 4,186 on 1/14/2006, 4,186 on 1/14/2007, 4,186 on 1/14/2008 and 3,506 on 1/14/2009
	11/30/2004	20,250	581 on 11/30/2009, 3,569 on 11/30/2010, 3,568 on 11/30/2011, 3,568 on 11/30/2012, 3,568 on 11/30/2013 and 5,396 on 11/30/2014
	11/29/2005	20,250	100% on 11/29/2015
	11/28/2006	20,250	100% on 11/28/2009
	11/26/2007	20,250	100% on 11/26/2010
	10/31/2008	20,500	6,834 on 10/31/2009, 6,833 on 10/31/2010 and 6,833 on 10/31/2011
	12/01/2009	15,375	5,125 on 12/01/2010, 5,125 on 12/01/2011 and 5,125 on 12/01/2012
	11/30/2010	20,500	6,834 on 11/30/2011, 6,833 on 11/30/2012 and 6,833 on 11/30/2013
	11/30/2011	20,500	6,834 on 11/30/2012, 6,833 on 11/30/2013 and 6,833 on 11/30/2014

2012 OPTION AND SAR EXERCISES AND STOCK VESTED

The following table provides information for the executive officers named in the Summary Compensation Table regarding the exercises of stock options and SARs during the fiscal year ended September 29, 2012.

	Option Awards		SAR Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Robert T. Brady (1)	27,000	$845,100	—	$—
John R. Scannell	—	$—	—	$—
Donald R. Fishback	—	$—	—	$—
Joe C. Green (2)	8,637	$211,434	—	$—
Warren C. Johnson (3)	12,250	$336,189	—	$—
Lawrence J. Ball	—	$—	—	$—

(1)	The following outlines the number of options and market price of Mr. Brady’s stock option exercises in the 2012 fiscal year:

Grant Date	Number of Options	Exercise Date	Exercise Price	Market Price	Amount Realized
11/28/2001	27,000	11/8/2011	$8.82	$40.12	$845,100

(2)	The following outlines the number of options and market price of Mr. Green’s stock option exercises in the 2012 fiscal year:

Grant Date	Number of Options	Exercise Date	Exercise Price	Market Price	Amount Realized
12/3/2003	8,637	2/21/2012	$19.74	$44.22	$211,434

(3)	The following outlines the number of options and market price of Mr. Johnson’s stock option exercises in the 2012 fiscal year:

Grant Date	Number of Options	Exercise Date	Exercise Price	Market Price	Amount Realized
11/26/2002	3,745	11/11/2011	$12.53	$40.03	$102,988
11/26/2002	2,105	11/14/2011	$12.53	$39.43	$56,625
11/26/2002	6,400	11/15/2011	$12.53	$40.12	$176,576

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains the 1998 Stock Option Plan, the 2003 Stock Option Plan and the 2008 Stock Appreciation Rights Plan. Set forth below is information as of September 29, 2012 regarding equity compensation awards and the resultant Class A shares that may be issued under those plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Options, Warrants and Rights Remaining Available for Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Security Holders	1,075,977	$33.85	488,309

(1)

The number of securities to be issued upon exercise reports the number of shares calculated to be issued if all outstanding, in the money stock option and SAR awards were exercised at September 29, 2012. The calculation is based on the September 28, 2012 closing price and, where applicable, mandatory tax withholdings for employees at an assumed rate of 35%.

(2)

At the 2012 fiscal year end, the number of options, warrants and rights remaining available for future issuance by plan are: 27,518 for the 2003 Stock Option Plan and 460,791 for the 2008 Stock Appreciation Rights Plan. There are no options remaining available under the 1998 Stock Option Plan.

PENSION BENEFITS

Moog maintains the Moog Inc. Employees’ Retirement Plan (the “Moog Retirement Plan”), a tax-qualified defined benefit retirement plan covering most U.S. employees. The Moog Retirement Plan was closed to new participants as of January 1, 2008 and replaced with a defined contribution plan. The qualified defined benefit plan is funded by employer contributions. Currently, all of the named executive officers participate in the Moog Retirement Plan.

The Internal Revenue Code limits the benefits that may be paid from the Moog Retirement Plan. The Moog Inc. Supplemental Retirement Plan (the “Moog SERP”) was established to provide retirees participating in the Moog Retirement Plan with supplemental benefits. A Rabbi Trust was established under which certain funds have been set aside to satisfy some of the obligations under the Moog SERP. If the funds in the Trust are insufficient to pay amounts payable under the Moog SERP, the Company will pay the difference.

MOOG RETIREMENT PLAN

Under the Moog Retirement Plan, benefits are payable monthly upon retirement to participating employees of the Company. These benefits are based upon compensation and years of service and subject to limitations imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”). The Moog Retirement Plan is administered by a Retirement Plan Committee and covers all eligible employees with one year of service and a minimum of 1,000 hours of employment.

Benefits payable under the Plan are determined on the basis of compensation and credited years of service. A participant’s accrued benefit is equal to the sum of the participant’s prior service benefit, if any, and the participant’s future service benefit.

A participant is entitled to a prior service benefit if the participant was actively employed on or after January 1, 1998 (or retired as of January 1, 1998) and was employed by the Company before October 1, 1990. The prior service benefit is 1.15% of the first $20,000 of prior service compensation, plus 1.75% of prior service compensation in excess of $20,000, multiplied by the participant’s prior service. “Prior service compensation” is the greater of (i) the participant’s basic annual rate of pay on January 1, 1988, and (ii) the amount of the participant’s annual rate of pay plus overtime and shift differential received in the calendar year ending December 31, 1989, not to exceed $150,000. “Prior service” is the number of years and completed months of credited service with the Company through October 1, 1990.

A participant’s future service benefit is computed separately for each year of credited service beginning with October 1, 1990, or the participant’s date of hire, if later, and is equal to 1.15% of the participant’s future service compensation not in excess of $20,000, plus 1.75% of the participant’s future service compensation in excess of $20,000. In any event, after a participant is credited with 35 years of combined prior service and future service, the participant’s benefit for each year of future service will be 1.75% of future service compensation. “Future service compensation” with respect to a plan year is the amount of basic annual pay, plus any overtime or shift differential, a participant receives in the calendar year ending within that plan year. The maximum dollar amount of future service compensation that may be used for Plan purposes is set by law and adjusted periodically. The maximum dollar amount for the 2012 Plan Year is $245,000.

Any participant who entered the Moog Retirement Plan before the 2002 plan year and retires with five years or more of service will receive a minimum pension benefit. If the participant joined the Plan before October 1, 2002 and retires at age 65 with 15 or more years of vesting service, the minimum pension benefit will be at least $2,400 per year. If the participant joined the Plan before October 1, 2002 and retires at age 65 with between 5 and 15 years of service, the minimum pension benefit will be a prorated portion of the $2,400 per year minimum benefit.

New employees hired on or after January 1, 2008 are not eligible to participate in the Moog Retirement Plan. New employees hired after that date are covered under a defined contribution plan.

SUPPLEMENTAL RETIREMENT PLAN

The Moog SERP provides for supplemental retirement benefits to eligible Company officers, including the named executive officers. Assuming a participant qualifies for full benefits, the SERP payment upon retirement is equal to 65% of the Officer’s compensation, less any benefits payable under the Moog Retirement Plan and reduced further by one-half the primary Social Security benefit payable at age 65. SERP benefits payable to Officers who have service with overseas subsidiaries of the Company are adjusted to account for benefits in subsidiary and national pension and social security plans. For purposes of the SERP, an eligible Officer’s compensation generally is the sum of the average of the Officer’s highest consecutive three-year base salary for a fiscal year prior to retirement, plus the Officer’s highest annual profit share/bonus within five fiscal years of retirement.

To be eligible for benefits under the plan, Officers must have at least 10 years of service with the Company. Full benefits are payable when the participant reaches age 65 with at least 25 years of service. Officers who became participants in the SERP on or before November 30, 2011 are eligible for full benefits when the participant reaches at least age 57 where the participant’s combined age and years of service with the Company equal at least 90. Participants qualifying for benefits under the SERP who retire before meeting age and service requirements to receive full benefits will receive a reduced benefit.

Participant benefits are also vested in the event of involuntary termination other than for death, disability, retirement or cause. A change in duties, responsibilities, status, pay or perquisites within two years of a change in control of the Company, as defined by the SERP, is deemed an involuntary termination.

The years of credited service and present value of accumulated benefits for the named executives under the Moog Retirement Plan and the Moog SERP are:

2012 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefits ($) (2)	Payments During Last Fiscal Year ($)
Robert T. Brady	Moog Retirement Plan	46.167	$1,445,012	$53,232
	Moog SERP	46.167	$9,795,517	$176,112
John R. Scannell	Moog Retirement Plan	9.167	$259,218	$—
	Moog SERP	20.667	$4,631,047	$—
Donald R. Fishback	Moog Retirement Plan	31.167	$707,911	$—
	Moog SERP	31.167	$4,454,571	$—
Joe C. Green	Moog Retirement Plan	46.667	$1,473,018	$—
	Moog SERP	46.667	$6,225,833	$—
Warren C. Johnson	Moog Retirement Plan	29.667	$556,400	$—
	Moog SERP	29.667	$6,844,433	$—
Lawrence J. Ball	Moog Retirement Plan	9.000	$353,034	$—
	Moog SERP	29.083	$6,201,242	$—

(1)	Credited service is determined in years and months as of September 29, 2012.

(2)

The “Present Value of Accumulated Benefits” is based on the same assumptions as those used for the valuation of the plan liabilities in Moog’s annual report on Form 10-K for the fiscal year ended September 29, 2012, and are calculated as of the September 29, 2012 measurement date. The assumptions made in the calculations of these amounts may be found in Note 11 to the audited financial statements in Moog’s Form 10-K.

All SERP benefits are assumed to be paid monthly in accordance with the plan document.

“Credited Service” includes only service with Moog (or certain acquired employers). In general, Moog does not grant extra years of credited service.

2012 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert T. Brady	—	—	—	—	—
John R. Scannell	—	—	—	—	—
Donald R. Fishback	—	—	—	—	—
Joe C. Green	—	—	—	—	—
Warren C. Johnson	—	—	—	—	—
Lawrence J. Ball	—	—	—	—	—

(1)	None of the named executive officers deferred any salary in 2012.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into Employment Termination Benefits Agreements (“Termination Agreements”) with its executive officers. These Termination Agreements cover termination as a result of death, disability, or retirement, termination for cause, voluntary and involuntary termination of employment, as well as involuntary termination after a change in control. The following is a summary of the termination benefits provided under various circumstances.

Payments Upon Death, Disability or Retirement

In the event of the death of an officer, the estate or surviving spouse will receive a payment of six months salary, receive a management profit sharing payment pro-rated to the date of the officer’s death, and any unused vested vacation. A payment of approximately two times annual salary will be paid under the Company’s Group Life Insurance plan, subject to a cap of $1,046,500. The estate or surviving spouse will receive payments under the Company’s pension and 401(k) plans, and all unexpired stock options and SARs will fully vest, and the estate or surviving spouse will have two years to exercise unexpired stock options and two years to exercise SARs.

In the event an officer becomes disabled or retires, the officer is entitled to the same benefits, as described above, with the exception of life insurance and salary continuation. If the officer becomes disabled, the officer also will receive payments under the Company’s disability plan. If the officer retires, the officer will receive all benefits provided generally by the Company to its executives upon retirement, including benefits under any retirement or supplemental retirement plans and insurance benefits provided upon retirement.

Termination for Cause

Under the Termination Agreements, “cause” is considered a harmful act or omission constituting a willful and a continuing failure to perform material and essential employment obligations, conviction of a felony, willful perpetration of common law fraud, or any willful misconduct or bad faith omission constituting dishonesty, fraud or immoral conduct, which is materially injurious to the financial condition or business reputation of the Company. In this case, the officer is entitled to all benefits vested under retirement plans, and payment of unused vested vacation. The officer is not entitled to management profit share, no severance is provided and all stock options and SARs expire.

Voluntary Termination

When an officer voluntarily terminates employment with the Company, the officer is entitled to receive all pension benefits accrued under the Company’s retirement or supplemental retirement plans up to the date of termination (subject to the rules referenced above in the Supplemental Retirement Plan description), and payment for all unused vested vacation. For officers age 55 and older, any unvested stock options and SARs become fully vested on the day prior to the officer’s termination, while for officers under age 55, any unvested stock options and SARs expire.

Involuntary Termination Without Cause and Involuntary Termination After a Change in Control

The termination benefits provided to an officer under the Termination Agreements in the case of involuntary termination without cause and in the event of involuntary termination after a change in control are identical. The officer will receive salary continuance for no less than 12 months and no more than 36 months, depending on length of service. Management profit share will be paid on a pro-rated basis for service up to the date of termination, and any unused vested vacation will be paid. The Company will pay, for one year after involuntary termination or involuntary termination after a change in control, medical, life and disability premiums on behalf of the officer, one year of auto related expenses, as well as one year of club membership dues for which reimbursement was provided by the Company. The officer is entitled to all vested benefits under the employee’s retirement plan, and the right to exercise all options within 12 months of termination and all SARs within 90 days of termination.

The Termination Agreements provide that an officer cannot compete with the Company during the term of the Termination Agreement, and in the event of an involuntary termination after a change in control, until the last payment of any benefits to the officer under the Termination Agreement. Each Termination Agreement also requires each officer not to disclose confidential information of the Company during the term of the Termination Agreement or thereafter.

The following table shows potential payments to the named executive officers upon disability and death, voluntary termination, involuntary termination without cause or involuntary termination following a change in control. The amounts shown assume that the termination was effective September 29, 2012, the last business day of the fiscal year. The actual amounts to be paid can only be determined at the actual time of an officer’s termination.

Name	Type of Payment	Upon Death	Upon Disability	Voluntary Termination	Involuntary Termination	Involuntary Termination After a Change in Control
Robert T. Brady	Severance (1)	—	—	—	$2,204,280	$2,204,280
	Salary Continuance (2)	$367,380	—	—	—	—
	Profit Share (3)	$243,814	$243,814	—	$243,814	$243,814
	Medical Coverage (4)	—	—	—	$16,752	$16,752
	Life Insurance (4)	—	—	—	$2,449	$2,449
	Disability Coverage (4)	—	—	—	$4,253	$4,253
	Professional Outplacement (4)	—	—	—	$20,000	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	$15,917	$15,917
	Stock Option & SAR awards (5)	$2,041,943	$2,041,943	$2,041,943	$2,041,943	$2,041,943
	Total	$2,653,137	$2,285,757	$2,041,943	$4,549,408	$4,549,408
John R. Scannell	Severance (1)	—	—	—	$1,283,340	$1,925,010
	Salary Continuance (2)	$320,835	—	—	—	—
	Profit Share (3)	$255,422	$255,422	—	$255,422	$255,422
	Medical Coverage (4)	—	—	—	$22,787	$22,787
	Life Insurance (4)	—	—	—	$2,449	$2,449
	Disability Coverage (4)	—	—	—	$4,253	$4,253
	Professional Outplacement (4)	—	—	—	$20,000	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	$4,193	$4,193
	Stock Option & SAR awards (5)	$669,734	$669,734	—	$669,734	$669,734
	Total	$1,245,991	$925,156	$—	$2,262,178	$2,903,848
Donald R. Fishback	Severance (1)	—	—	—	$1,190,010	$1,190,010
	Salary Continuance (2)	$198,335	—	—	—	—
	Profit Share (3)	$154,802	$154,802	—	$154,802	$154,802
	Medical Coverage (4)	—	—	—	$22,337	$22,337
	Life Insurance (4)	—	—	—	$1,981	$1,981
	Disability Coverage (4)	—	—	—	$4,141	$4,141
	Professional Outplacement (4)	—	—	—	$20,000	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	$3,898	$3,898
	Stock Option & SAR awards (5)	$360,359	$360,359	$360,359	$360,359	$360,359
	Total	$713,496	$515,161	$360,359	$1,757,528	$1,757,528
Joe C. Green	Severance (1)	—	—	—	$2,120,259	$2,120,259
	Salary Continuance (2)	$353,377	—	—	—	—
	Profit Share (3)	$276,319	$276,319	—	$276,319	$276,319
	Medical Coverage (4)	—	—	—	$13,224	$13,224
	Life Insurance (4)	—	—	—	$2,449	$2,449
	Disability Coverage (4)	—	—	—	$4,253	$4,253
	Professional Outplacement (4)	—	—	—	$20,000	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	$6,023	$6,023
	Stock Option & SAR awards (5)	$864,775	$864,775	$864,775	$864,775	$864,775
	Total	$1,494,471	$1,141,094	$864,775	$3,307,302	$3,307,302

Name	Type of Payment	Upon Death	Upon Disability	Voluntary Termination	Involuntary Termination	Involuntary Termination After a Change in Control
Warren C. Johnson	Severance (1)	—	—	—	$1,532,473	$1,671,789
	Salary Continuance (2)	$278,632	—	—	—	—
	Profit Share (3)	$217,887	$217,887	—	$217,887	$217,887
	Medical Coverage (4)	—	—	—	$22,277	$22,277
	Life Insurance (4)	—	—	—	$2,449	$2,449
	Disability Coverage (4)	—	—	—	$4,253	$4,253
	Professional Outplacement (4)	—	—	—	$20,000	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	—	—
	Stock Option & SAR awards (5)	$1,021,364	$1,021,364	—	$1,021,364	$1,021,364
	Total	$1,517,883	$1,239,251	$—	$2,820,703	$2,960,019
Lawrence J. Ball	Severance (1)	—	—	—	$1,234,365	$1,388,661
	Salary Continuance (2)	$231,444	—	—	—	—
	Profit Share (3)	$181,116	$181,116	—	$181,116	$181,116
	Medical Coverage (4)	—	—	—	$17,119	$17,119
	Life Insurance (4)	—	—	—	$2,190	$2,190
	Disability Coverage (4)	—	—	—	$4,253	$4,253
	Professional Outplacement (4)	—	—	—	$20,000	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	$4,042	$4,042
	Stock Option & SAR awards (5)	$653,860	$653,860	—	$653,860	$653,860
	Total	$1,066,420	$834,976	$—	$2,116,945	$2,271,241

(1)

Severance payments for all named executive officers under an involuntary termination due to a change in control would be 36 months, and are reflected in the table above. In the event of an involuntary termination (no change in control), severance payments for Messrs. Brady, Fishback and Green would be 36 months, Mr. Johnson 33 months, Mr. Ball 32 months, and Mr. Scannell 24 months.

(2)	Represents payment of base salary for a period of six months to officer’s surviving spouse or estate.

(3)	For years when there is management profit share, termination benefits would include those profit share payments for all except voluntary termination.

(4)

For purposes of determining premiums for medical, life and disability coverage, the premiums paid in 2012 are reflected and for club dues the amount paid in the 2012 fiscal year. Outplacement services have been estimated at $20,000. In the event of death, the estate or beneficiary of the officers will receive a life insurance payment pursuant to a plan covering all employees, subject to a cap of $1,046,500. In the event of disability, the officers are covered under a disability plan for all employees, which for officers provides up to 70% of pay until normal retirement age.

(5)

This is the value of outstanding, in the money stock option and SAR awards at September 29, 2012. The value was determined using the September 28, 2012 closing price. For stock options, the value was calculated by multiplying the market price by shares which can be acquired assuming all such options were exercised less the exercise price of the option. For SARs, the value was calculated for the increase in the market price over the exercise price.

DIRECTORS AND OFFICERS INDEMNIFICATION INSURANCE

On November 1, 2012, the Company renewed an Officers and Directors indemnification insurance coverage through policies written by The Chubb Group, Travelers, Chartis and Allied World. The renewal was for a one-year period at an annual premium of $562,165. The policy provides indemnification benefits and the payment of expenses in actions instituted against any director or officer of the Company for claimed liability arising out of their conduct in such capacities. No payments or claims of indemnification or expenses have been made under any such insurance policies purchased by the Company at any time.

On November 30, 2004, the Board of Directors approved indemnification agreements for officers, directors and key employees, replacing a previous indemnification agreement for officers and directors established in 1987. The indemnification agreement provides that officers, directors and key employees will be indemnified for expenses, investigative costs and judgments arising from threatened, pending or completed legal proceedings. The form of the indemnification agreement was filed with the Securities and Exchange Commission as an exhibit to Form 8-K on December 1, 2004.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors, as determined by the Board of Directors under the rules of the Securities and Exchange Commission, the New York Stock Exchange listing standards, and the Company’s standards for director independence. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined under applicable federal law and regulations. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website. The Audit Committee has sole authority to appoint, terminate or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee.

The Audit Committee reviews the Company’s financial statements and the Company’s financial reporting process. Management has the primary responsibility for the Company’s financial statements and internal control over financial reporting, as well as disclosure controls and procedures.

In this context, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for the fiscal year ended September 29, 2012. In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended or supplemented.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, for the fiscal year ended September 29, 2012, filed with the Securities and Exchange Commission.

Kraig H. Kayser, Chair	Peter J. Gundermann
Raymond W. Boushie	Albert F. Myers
William G. Gisel Jr.

AUDIT FEES AND PRE-APPROVAL POLICY

The following table sets forth the fees incurred by the Company related to the services of the Company’s principal independent accountants, Ernst & Young for the fiscal years ended September 29, 2012 and October 1, 2011:

	Fiscal Year Ended September 29, 2012	Fiscal Year Ended October 1, 2011
Audit Fees	$1,673,131	$1,847,027
Audit-Related Fees	0	0
Tax Fees	183,578	286,468
All Other Fees	1,157	308

Total	$1,857,867	$2,133,803

Tax Fees relate to services associated with tax planning and compliance.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to any de minimis exceptions described in the Exchange Act which are approved by the Audit Committee. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. None of the services described above were approved by the Audit Committee under the de minimis exception provided by SEC Regulation S-X, Rule 2-01(c)(7).

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, on the recommendation of the Audit Committee, has selected Ernst & Young LLP, an independent registered public accounting firm, to continue as independent auditors of the Company for the 2013 fiscal year. Representatives of Ernst & Young LLP are expected to attend the shareholders meeting, will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ratification of Ernst & Young LLP as auditors for fiscal year 2013.

PROPOSAL 3 — APPROVE AN AMENDMENT TO THE MOOG INC. 2008 STOCK APPRECIATION RIGHTS PLAN

The Board of Directors has adopted, subject to shareholder approval, a proposed amendment (the “Amendment”) to the Company’s 2008 Stock Appreciation Rights Plan, as amended (the “Plan”), that increases the total number of stock appreciation rights (“SARs”) available for issuance under the Plan since its inception by 2,000,000 SARs, from 2,000,000 to 4,000,000. A copy of the Amendment is attached hereto as Appendix A.

The purpose of the Plan is to promote the long-term success of the Company and to create shareholder value by (a) encouraging non-employee directors, officers and employees performing services for the Company to focus on critical long-range objectives, (b) encouraging the attraction and retention of non-employee directors, officers and employees with exceptional qualifications, and (c) linking non-employee directors, officers and employees directly to stockholder interests through ownership of the Company. The Plan seeks to achieve this purpose by providing for awards in the form of SARs that derive value only from the appreciation in price of the Company’s stock and that are payable in shares of Company stock.

As of November 28, 2012, there are no SARs remaining available for issuance under the Plan. The Board of Directors believes that the proposed Amendment to the Plan is necessary because the number of SARs that remain available for issuance to new and existing employees and directors is not sufficient to promote the objectives of the Plan. The use of equity incentive awards such as those made available through the Plan has long been an important component of the Company’s compensation and incentive philosophy. This philosophy emphasizes the alignment of compensation and incentives with shareholder interests, and the utilization of long-term equity incentives to reward long-term success. As further discussed below, we believe that the proposed Amendment to the Plan is necessary to enable the Company to continue to provide these incentives.

The Amendment to the Plan would increase by 2,000,000 the maximum number of SARs that may be issued under the Plan, subject to proportionate adjustment in the event of a stock split or other change in the capital structure of the Company. Currently, a maximum of 2,000,000 SARs have been authorized for issuance under the Plan. Of that number, there are no remaining SARs available under the Plan for the grant of future awards as of November 28, 2012. Currently, the burn rate on the number of shares granted in a fiscal year is less than 1% of the weighted average outstanding shares.

We use SARs awards, and expect in the future to use SARs awards, as part of our compensation plan to retain and motivate executives over the long term, and align their interests with the interests of the Company’s shareholders. We also grant SARs to Board members on an annual basis as part of our director compensation package. We believe, based on currently expected granting practices for the coming years, that the number of additional shares to be reserved for issuance under the Plan for which shareholder approval is being sought (along with shares currently available under the Plan) will be sufficient for approximately four years following shareholder approval.

The Board of Directors recommends a vote “FOR” the amendment to the Moog Inc. 2008 Stock Appreciation Rights Plan.

Description of the 2008 SAR Plan

The following is a summary of the Plan that is qualified in its entirety by reference to the full text of the Plan attached as Appendix A to this Proxy Statement.

Plan Administration. The Stock Option Committee of the Board of Directors has been appointed by the Board of Directors to administer the Plan. The Stock Option Committee has the authority, subject to the terms of the Plan, to determine the persons eligible to receive awards, when each award will be granted, the terms of each award, including the number of SARs granted, and to construe and interpret the terms of the Plan and awards granted under it.

Absent shareholder approval, SARs under the Plan may not be re-priced.

Eligibility. SAR awards may be granted to non-employee directors, full-time salaried officers and key employees or officer of the Company or any of its subsidiaries. As of November 28, 2012, there were approximately 110 non-employee directors, officers and employees of the Company and its subsidiaries eligible to participate in the Plan.

Shares Subject to Plan. The aggregate number of SARs that may be currently issued pursuant to the Plan is 2,000,000. The shares with respect to which SARs may be granted may be authorized but unissued or authorized and issued shares held in the Company’s treasury or acquired by the Company for the purposes of the Plan. If a SAR terminates, expires, is cancelled, is forfeited, lapses for any reason, or if any SAR is settled by payment in cash, the number of shares subject to the SAR will again become available for grant under the Plan. Shares that are withheld to satisfy tax withholding obligations on exercise of a SAR will not be available for re-grant under the Plan.

SAR Awards. The Plan only provides for awards of SARs. A SAR award will contain such terms and conditions as determined by the Stock Option Committee, subject to the terms of the Plan, including the date on which the SARs becomes exercisable and the expiration date of the SARs. The exercise price of a SAR will be equal to the fair market value of one share of Class A common stock on the date of grant. The total number of SARs awarded to any one employee during any fiscal year of the Company may not exceed 50,000 SARs.

A SAR generally entitles the participant to receive, subject to the terms of the Plan and the award agreement, the difference between the exercise price and the fair market value of a share of Class A common stock on the date of exercise of the SAR. A SAR is payable in the form of shares of Class A common stock in accordance with the terms of the Plan and the award agreement. All awards granted under the Plan will be settled in shares of Class A common stock. Fractional shares will be settled in cash.

Vesting and Term. SARs will vest and be exercisable pursuant to the terms and conditions outlined in each participant’s individual award agreement, which will be determined by the Stock Option Committee, as administrator of the Plan. SARs will not become exercisable earlier than the first anniversary of the date of grant, and vested SAR awards will be exercisable by participants only until the tenth anniversary of the date of grant.

Termination on Death. In the event of a participant’s death, outstanding SARs may be exercised only by the executor or administrator of the participant’s estate or by a person who acquires the right to such exercise by will or by the laws of descent and distribution.

Termination of Service. If a participant’s service with the Company terminates for any reason other than death, disability, retirement, a change in control or cause, the participant’s vested SARs will expire on the earlier of (a) 90 days after the participant’s termination of service or (b) the expiration of the term of the SARs as outlined in the participant’s award agreement. If a participant’s service is terminated for cause, the SARs will immediately expire and become unexercisable as of the date of participant’s termination.

Change in Control. Under the Plan, in the event of a change in control, the Stock Option Committee is authorized to take such action as it deems appropriate with respect to outstanding SARs, including without limitation, (a) termination of any SARs in exchange for the amount of cash or value of other property equal to the amount that would have been attained upon exercise of the SARs, (b) providing for the assumption of the SARs by the continuing entity, (c) adjusting the number and of shares of stock of the Company subject to outstanding awards of SARs and the terms and conditions of (including the exercise price) of outstanding SARs and SARs that may be granted in the future, (d) accelerating the exercisability or vesting of outstanding SARs or (e) providing that outstanding SARs cannot vest or be exercised after the change in control.

For the purposes of the Plan, a change in control will be deemed to occur upon any of the following events:

(1) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then-outstanding securities;

(2) during any period of two consecutive years, individuals who at the beginning of the period constituted the Board of Directors (together with any new Board members whose election by the Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the Board members then still in office, who were either Board members at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 75% of the combined voting power of the voting securities of the Company, or such surviving entity, outstanding immediately after such consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the then-outstanding securities; or

(4) the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Acceleration of Vesting. Upon the occurrence of any of the following events or circumstances, all SARs granted to a participant under the Plan will vest and become immediately exercisable: (a) death while employed by, or serving as a director of, the Company, (b) disability, (c) retirement, and (d) a change in control. Upon a participant’s termination of service due to an event described in the previous sentence, outstanding SARs may be exercised by the holder or by the legal representative of the SAR holder’s estate for a period of two years from the date of the termination, but in no event after the expiration date of the SARs. A participant’s termination will be considered due to a change in control if the participant’s termination occurs within twelve months following the change in control.

Restrictions on Transferability. Except as otherwise provided in the award agreement or in the Stock Option Committee’s discretion in the case of transfers made to or for the benefit of immediate family members, until a SAR is exercised, none of the shares of Class A common stock that may be paid to the participant upon settlement of a SAR may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered by the participant.

Amendment and Termination of the Plan. The Board of Directors may amend or terminate the Plan, provided that no such action may reduce a participant’s rights under any outstanding award without the participant’s consent.

Changes in Capital Structure. In the event of any change in any shares of the outstanding Class A common stock or Class B common stock of the Company by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or action of like nature, the aggregate number and class of shares as to which SARs may be granted to any individual, the number and class of shares subject to each outstanding SAR and the exercise prices of SARs will be appropriately adjusted by the Stock Option Committee.

U.S. Federal Income Tax Consequences

The following is only a summary of the consequences of U.S. federal income taxation to the participants and the Company with respect to the grant and exercise of SARs under the Plan. The summary is not complete as it does not discuss the income tax laws of any municipality, state or foreign country in which a participant may reside, and is subject to change. Participants in the Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving awards under the Plan.

Generally, a participant will not recognize income upon the grant of a SAR. Instead, the holder of a SAR will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Class A common stock at the time of exercise over the exercise price specified in the award agreement times the number of SARs exercised. Upon a subsequent sale of the shares of Class A common stock received upon exercise, the difference between the net proceeds of sale and the fair market value of the shares on the date of exercise will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period).

The Company will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above, provided, the deduction is not otherwise disallowed under the Internal Revenue Code of 1986, as amended.

PROPOSALS OF SHAREHOLDERS FOR 2013 ANNUAL MEETING

To be considered for inclusion in the proxy materials for the 2014 Annual Meeting of Shareholders, shareholder proposals must be received by the Secretary of the Company no later than August 15, 2013. Under the Company’s by-laws, if a shareholder wishes to nominate a director or bring other business before the shareholders at the 2014 Annual Meeting without having a proposal included in the proxy statement for that meeting, the shareholder must notify the Secretary of the Company in writing between September 12, 2013 and October 10, 2013, and the notice must contain the specific information required by the Company’s by-laws. A copy of the Company’s by-laws can be obtained without charge from the Moog Treasurer of the Company, East Aurora, New York, 14052.

Section 1.06 of the Company’s by-laws provides that proposals may be properly brought before an annual meeting by a shareholder of record (both at the time notice of the proposal is given by the shareholder and as of the record date of the annual meeting in question) of any shares of the Company entitled to vote at the annual meeting if the shareholder provides timely notice of the proposal to the Secretary of the Company in accordance with the requirements of the by-laws. A shareholder making a proposal at an annual meeting must be present at such meeting in person, and the business brought before an annual meeting must also be a proper matter for shareholder action under the New York Business Corporation Law.

A shareholder’s notice to the Secretary of the Company must set forth certain information regarding the shareholder and the proposal, including the name and address of the shareholder, a brief description of the business the shareholder desires to bring before the annual meeting and the reasons for conducting such business at such annual meeting, the class or series and number of shares beneficially owned by the shareholder, the names and addresses of other shareholders known to support such proposal and any material interest of the shareholder in such proposal.

Section 1.06 further provides that nominations of candidates for election as directors of the Company at any annual meeting of shareholders may be made by a shareholder of record (both at the time notice of such nomination is given by the shareholder and as of the record date of the annual meeting in question) of any shares of the Company entitled to vote at the annual meeting for the election of directors if the shareholder provides timely notice to the Secretary of the Company in accordance with the requirements of the by-laws. A shareholder may nominate a candidate for election as a director only as to such class of director whose election the shareholder would be entitled to vote thereon at an annual meeting of shareholders. Any shareholder who desires to make a nomination must be present in person at the annual meeting.

In addition to the information required in a notice of a proposal, a notice to the Secretary with respect to nominations must contain certain information regarding each proposed nominee for director, including, the nominee’s name, age, business and residence address, principal occupation, the class or series and number of shares of the Company beneficially owned by the nominee and a consent of the nominee to serve as a director, if elected. The notice must also provide a description of any arrangements or understandings between the nominating shareholder and each nominee and such other information concerning the nominee as required pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

Further information regarding proposals or nominations by shareholders can be found in Section 1.06 of the Company’s by-Laws. If the Board of Directors or a designated committee determines that any proposal or nomination was not made in a timely fashion or fails to meet the information requirements of Section 1.06 in any material respect, such proposal or nomination will not be considered.

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at this meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record, and will reimburse such persons for any reasonable expense in forwarding the material. The Company anticipates hiring Alliance Advisors LLC to assist in the solicitation of proxies for a fee anticipated to be $6,500, plus disbursements. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone and will not receive any additional compensation.

Copies of the 2012 Annual Report of the Company, which includes the Company’s Annual Report on Form 10-K for fiscal 2012, are being mailed to shareholders, as are this Proxy Statement, proxy card and Notice of Annual Meeting of Shareholders. Additional copies may be obtained, without charge, from the Treasurer of the Company, East Aurora, New York 14052.

By Order of the Board of Directors

JOHN B. DRENNING, Secretary

Dated:	East Aurora, New York
December 13, 2012

Appendix A

FIRST AMENDMENT

TO THE

MOOG INC. 2008 STOCK APPRECIATION RIGHTS PLAN

WHEREAS, the Moog Inc. 2008 Stock Appreciation Rights Plan (the “Plan”) was established effective January 9, 2008; and

WHEREAS, the Company now wishes to amend the Plan to increase the number of stock appreciation rights that may be granted under the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective November 28, 2012, as follows:

1. Section 4(a) is amended by deleting the number “2,000,000” in the first sentence and substituting the number “4,000,000” in its place.

In all other respects the Plan remains unchanged.

Approved by the Board of Directors November 28, 2012

A-1

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/moga
Use the Internet to vote your proxy until 6:00 p.m. (ET) on January 7, 2013.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 6:00 p.m. (ET) on January 7, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors: Class A Director – Term Expiring 2016	01 Albert F. Myers	☐	Vote FOR nominee	☐	WITHHOLD AUTHORITY to vote for nominee listed to the left

2.	Ratification of Ernst & Young LLP as auditors for the 2013 fiscal year	☐ For	☐ Against	☐ Abstain

3.	To vote on an amendment of the Moog Inc. 2008 Stock Appreciation Rights Plan	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Date
Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS

January 9, 2013

9:15 am

Albright-Knox Art Gallery

1285 Elmwood Avenue

Buffalo, New York 14222

Moog Inc.
c/o Wells Fargo Bank, N.A.
Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873	CLASS A SHARES PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 9, 2013.

The Class A shares of stock you hold in your account will be voted as you specify on the reverse side.

If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

Class A shares credited to the undersigned in the Moog Inc. Retirement Savings Plan (RSP) will be voted by the Trustee, JP Morgan Chase Bank, NA, in accordance with the voting instructions indicated on the reverse. If no voting instructions are received, the Trustee will vote these shares as directed by the Investment Committee of the RSP.

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope, unless you have voted using the Internet or Telephone options.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/moga Use the Internet to vote your proxy until 6:00 p.m. (ET) on January 8, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 6:00 p.m. (ET) on January 8, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors: Class A Director – Term Expiring 2016	01 Albert F. Myers	☐	Vote FOR nominee	☐	WITHHOLD AUTHORITY to vote for nominee listed to the left

2.	Ratification of Ernst & Young LLP as auditors for the 2013 fiscal year	☐ For	☐ Against	☐ Abstain

3.	To vote on an amendment of the Moog Inc. 2008 Stock Appreciation Rights Plan	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Date
Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS

January 9, 2013

9:15 am

Albright-Knox Art Gallery

1285 Elmwood Avenue

Buffalo, New York 14222

Moog Inc.
c/o Wells Fargo Bank, N.A.
Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873	CLASS A SHARES PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 9, 2013.

The Class A shares of stock you hold in your account will be voted as you specify on the reverse side.

If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Richard A. Aubrecht, Robert T. Brady, and John B. Drenning, and each of them proxies with full power of substitution, to vote your Class A shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope, unless you have voted using the Internet or Telephone options.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/moga Use the Internet to vote your proxy until 6:00 p.m. (ET) on January 7, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 6:00 p.m. (ET) on January 7, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.

1.	Election of directors: Class B Directors – Term Expiring 2014	01 Kraig M. Kayser	☐	Vote FOR all nominees	☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left
	Election of directors: Class B Directors – Term Expiring 2016	02 Robert H. Maskrey

(Instructions: To withhold authority for any individual nominee, please write his name in the box provided to the right.)

2.	Ratification of Ernst & Young LLP as auditors for the 2013 fiscal year	☐ For	☐ Against	☐ Abstain

3.	To vote on an amendment of the Moog Inc. 2008 Stock Appreciation Rights Plan	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Date
Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS

January 9, 2013

9:15 am

Albright-Knox Art Gallery

1285 Elmwood Avenue

Buffalo, New York 14222

Moog Inc.
c/o Wells Fargo Bank, N.A.
Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873	CLASS B SHARES PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 9, 2013.

The Class B shares of stock you hold in your account will be voted as you specify on the reverse side.

If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Items 1, 2, and 3.

Class B shares credited to the undersigned in the Moog Inc. Retirement Savings Plan (RSP) will be voted by the Trustee, JP Morgan Chase Bank, NA, in accordance with the voting instructions indicated on the reverse. If no voting instructions are received, the Trustee will vote these shares as directed by the Investment Committee of the RSP.

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope, unless you have voted using the Internet or Telephone options.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/moga Use the Internet to vote your proxy until 6:00 p.m. (ET) on January 8, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 6:00 p.m. (ET) on January 8, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.

1.	Election of directors: Class B Directors – Term Expiring 2014	01 Kraig M. Kayser	☐	Vote FOR all nominees	☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left
	Election of directors: Class B Directors – Term Expiring 2016	02 Robert H. Maskrey

(Instructions: To withhold authority for any individual nominee, please write his name in the box provided to the right.)

2.	Ratification of Ernst & Young LLP as auditors for the 2013 fiscal year	☐ For	☐ Against	☐ Abstain

3.	To vote on an amendment of the Moog Inc. 2008 Stock Appreciation Rights Plan	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Date
Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS

January 9, 2013

9:15 am

Albright-Knox Art Gallery

1285 Elmwood Avenue

Buffalo, New York 14222

Moog Inc.
c/o Wells Fargo Bank, N.A.
Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873	CLASS B SHARES PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 9, 2013.

The Class B shares of stock you hold in your account will be voted as you specify on the reverse side.

If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Items 1, 2, and 3.

By signing the proxy, you revoke all prior proxies and appoint Richard A. Aubrecht, Robert T. Brady, and John B. Drenning, and each of them proxies with full power of substitution, to vote your Class B shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope, unless you have voted using the Internet or Telephone options.

See reverse for voting instructions.